                                                                   EXHIBIT 10.1

================================================================================



                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT


                                     among


                             ECLIPSYS CORPORATION,


                           THE LENDERS NAMED HEREIN,

                                      and

                           FIRST UNION NATIONAL BANK,
                                    as Agent

                                      and

                                BANKBOSTON, N.A.

                                  as Co-Agent


                      $50,000,000 Senior Credit Facilities


                                  Arranged by
                          FIRST UNION CAPITAL MARKETS,
                   a division of Wheat First Securities, Inc.


                            Dated as of May 29, 1998



================================================================================

                               TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
                                                              ARTICLE I

                                                             DEFINITIONS


1.1      Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.2      Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
1.3      Other Terms; Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                              ARTICLE II

                                                    AMOUNT AND TERMS OF THE LOANS


2.1      Commitments; Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.2      Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
2.3      Disbursements; Funding Reliance; Domicile of Loans . . . . . . . . . . . . . . . . . . . . . . . .  27
2.4      Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.5      Termination and Reduction of Revolving Credit Commitments and
              Swingline Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.6      Mandatory Repayments and Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
2.7      Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.8      Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.9      Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
2.10     Interest Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
2.11     Conversions and Continuations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
2.12     Method of Payments; Computations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
2.13     Recovery of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
2.14     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
2.15     Pro Rata Treatment; Sharing of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
2.16     Increased Costs; Change in Circumstances; Illegality; etc  . . . . . . . . . . . . . . . . . . . .  39
2.17     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
2.18     Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                             ARTICLE III

                                                          LETTERS OF CREDIT


3.1      Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
3.2      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
3.3      Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
3.4      Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
3.5      Payment by Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
3.6      Payment to Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
3.7      Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
3.8      Cash Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

3.9      Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50


                                                              ARTICLE IV
                                                     CONDITIONS TO EFFECTIVENESS

4.1      Conditions of Initial Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
4.2      Conditions of All Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                                              ARTICLE V

                                                    REPRESENTATIONS AND WARRANTIES


5.1      Corporate Organization and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
5.2      Authorization; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
5.3      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
5.4      Authorizations; Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
5.5      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
5.6      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
5.7      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
5.8      Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
5.9      Margin Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
5.10     No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
5.11     Financial Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
5.12     Ownership of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
5.13     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
5.14     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
5.15     Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
5.16     Regulated Industries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
5.17     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
5.18     Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
5.19     Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
5.20     Security Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
5.21     Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                                              ARTICLE VI

                                                        AFFIRMATIVE COVENANTS


6.1      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
6.2      Other Business and Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
6.3      Existence; Franchises; Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . .  66
6.4      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
6.5      Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
6.6      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
6.7      Maintenance of Books and Records; Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
6.8      Creation or Acquisition of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
6.9      Year 2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

6.10     Additional Security; Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

                                                             ARTICLE VII

                                                         FINANCIAL COVENANTS


7.1      Ratio of Consolidated Funded Debt to Annualized EBITDA . . . . . . . . . . . . . . . . . . . . . .  69
7.2      Ratio of Annualized EBITDA to Annualized Interest Expense  . . . . . . . . . . . . . . . . . . . .  69
7.3      Ratio of Consolidated Funded Debt to Consolidated Total Capital  . . . . . . . . . . . . . . . . .  69
7.4      Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

                                                             ARTICLE VIII

                                                          NEGATIVE COVENANTS


8.1      Merger; Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
8.2      Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
8.3      Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
8.4      Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
8.5      Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
8.6      Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
8.7      Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
8.8      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
8.9      Lines of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
8.10     Certain Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
8.11     Limitation on Certain Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
8.12     No Other Negative Pledges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
8.13     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
8.14     Accounting Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

                                                              ARTICLE IX

                                                          EVENTS OF DEFAULT



9.1      Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
9.2      Remedies:  Termination of Revolving Credit Commitments,
              Swingline Commitment, Acceleration, etc . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
9.3      Remedies:  Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

                                                              ARTICLE X

                                                              THE AGENT


10.1     Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.2     Nature of Duties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.3     Exculpatory Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.4     Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
10.5     Non-Reliance on Agent and Other Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

10.6     Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
10.7     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
10.8     The Agent in its Individual Capacity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
10.9     Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
10.10    Collateral Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
10.11    Issuing Lender and Swingline Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

                                                              ARTICLE XI

                                                            MISCELLANEOUS


11.1     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
11.3     Governing Law; Consent to Jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
11.4     Arbitration; Preservation and Limitation of Remedies   . . . . . . . . . . . . . . . . . . . . . .  93
11.5     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
11.6     Amendments, Waivers, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
11.7     Assignments, Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
11.8     No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
11.9     Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
11.10    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
11.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
11.12    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
11.13    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
11.14    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
11.15    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99





                                    EXHIBITS

Exhibit A-1          Form of Notice of Revolving Borrowing
Exhibit A-2          Form of Notice of Swingline Borrowing
Exhibit B-1          Form of Revolving Credit Note
Exhibit B-2          Form of Swingline Note
Exhibit C            Form of Notice of Prepayment
Exhibit D            Form of Notice of Conversion/Continuation
Exhibit E            Form of Letter of Credit Notice
Exhibit F            Form of Amended and Restated Subsidiary Guaranty
Exhibit G            Form of Amended and Restated Borrower Pledge and Security
                         Agreement
Exhibit H            Form of Amended and Restated Subsidiary Pledge and
                         Security Agreement
Exhibit I            Form of Opinion of Borrower's Counsel
Exhibit J            Form of Financial Condition Certificate
Exhibit K            Form of Compliance Certificate
Exhibit L            Form of Assignment and Acceptance
Exhibit M            Form of Landlord Consent

                                   SCHEDULES

Schedule 5.3         No Violation
Schedule 5.4         Consents and Approvals
Schedule 5.5         Litigation
Schedule 5.6         Taxes
Schedule 5.7         Subsidiaries
Schedule 5.10        No Material Adverse Change
Schedule 5.12(a)     Claims Against Intellectual Property
Schedule 5.12(b)     Leases
Schedule 5.15        Compliance with Laws
Schedule 5.17        Insurance
Schedule 5.18        Certain Contracts
Schedule 5.19        Capital Stock
Schedule 8.2         Indebtedness
Schedule 8.3         Contingent Obligations
Schedule 8.4         Liens
Schedule 8.6         Investments
Schedule 8.8         Transactions with Affiliates

                           FIRST AMENDED AND RESTATED
                                CREDIT AGREEMENT


         THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 29th day of May , 1998 (this "Agreement"), is made among ECLIPSYS CORPORATION, a Delaware corporation with its chief executive office in Delray Beach, Florida (the "Borrower"), the banks and financial institutions listed on the signature pages hereof or that become parties hereto after the date hereof (collectively, the "Lenders"), FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of North Carolina) ("First Union"), as agent for the Lenders (in such capacity, the "Agent") and BANKBOSTON, N.A., as Co-Agent.


                                    RECITALS

         A. The Borrower, certain banks and other financial institutions, and the Agent are parties to a Credit Agreement, dated as of January 24, 1997 (as amended, the "Original Credit Agreement") providing credit facilities in the aggregate principal amount of $30,000,000.

         B. The Borrower has requested certain amendments to the Original Credit Agreement and that the Lenders make available to the Borrower revolving credit facilities in the aggregate principal amount of $50,000,000, all as more fully described herein.

         C. The Lenders are willing to make such amendments to the Original Credit Agreement and to make available to the Borrower the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree that, as of the Amendment Effective Date, the Original Credit Agreement shall be amended and restated in its entirety as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

         "ABR Loan" shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted Alternate Base Rate.

         "Account Designation Letter" shall mean a letter from the Borrower to the Agent, duly completed and signed by an Authorized Officer and in form and substance satisfactory to the Agent, listing any one or more accounts to which the Borrower may at any time and from time to time request the Agent to forward the proceeds of any Loans made hereunder.

         "Acquisition" shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business or division, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

         "Acquisition Amount" shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Permitted Acquisition, (ii) the Fair Market Value of all capital stock or other ownership interests of the Borrower or any of its Subsidiaries issued or given in consideration of such Permitted Acquisition, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all debt incurred, assumed or acquired in connection with such Permitted Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles, (v) all amounts paid in respect of covenants not to compete, consulting agreements and other similar contracts in connection with such Permitted Acquisition and (vi) the aggregate Fair Market Value of all other consideration given by the Borrower and its Subsidiaries in connection with such Permitted Acquisition.

         "Adjusted Alternate Base Rate" shall mean, at any time with respect to any ABR Loan, a rate per annum equal to the Alternate Base Rate as in effect at such time plus the Applicable Margin Percentage for such ABR Loan, as in effect at such time.

         "Adjusted LIBOR Rate" shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for such LIBOR Loan, as in effect at such time.

         "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with, such Person or is a director or officer of such Person; provided that no Person shall be deemed to be an Affiliate of another Person solely by reason of an officer or director of such Person serving as an officer or director of such other Person. For purposes of this definition, with respect to any Person, "control" shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

         "Agent" shall mean First Union, in its capacity as Agent appointed under ARTICLE X, and its successors and permitted assigns in such capacity.

         "Agreement" shall mean this First Amended and Restated Credit Agreement, as amended, modified or supplemented from time to time.

         "Alternate Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, or (ii) 0.5% per annum plus the Federal Funds Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate. In the event First Union shall abolish or abandon the practice of announcing its prime rate or should the same be unascertainable, the Agent shall, with the Borrower's consent, designate a comparable reference rate, which shall, once so designated, be deemed to be the rate referred to in clause (i) above for purposes of determining the Alternate Base Rate.

         "Amendment Effective Date" shall mean the date on which all of the conditions precedent set forth in SECTION 4.1 have been satisfied or waived in accordance with the terms of this Agreement.

         "Annualized EBITDA" shall mean, as of the last day of each fiscal quarter, two (2) times Consolidated EBITDA for the period of two consecutive fiscal quarters then ending.

         "Annualized Interest Expense" shall mean, as of the last day of each fiscal quarter, two (2) times Consolidated Interest Expense for the period of two consecutive fiscal quarters then ending.

         "Applicable Margin Percentage" shall mean, at any time from and after the Amendment Effective Date, 0.0% if such Revolving Loan is an ABR Loan and 1.0% if such Revolving Loan is a LIBOR Loan; provided, however, that on each Adjustment Date, the Applicable Margin Percentage for all Revolving Loans shall be adjusted effective as of such date (based upon the calculation of the ratio of Consolidated Funded Debt to Annualized EBITDA as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with (i) matrix A set forth in Annex I hereto for any such fiscal periods ending prior to the successful consummation of a Qualified Public Offering or (ii) matrix B set forth in Annex I hereto for any such fiscal periods ending concurrently with or any time after the successful consummation of a Qualified Public Offering; and provided further that, notwithstanding the foregoing or anything in Annex I to the contrary, (A) if at any time the Borrower shall have failed to deliver the financial statements and a Compliance Certificate as required by
SECTION 6.1(a) or SECTION 6.1(b) (as the case may be) and SECTION 6.2(a), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered to the date on which the same shall have been delivered (or until clause (B) below shall apply because a Default or Event of Default shall have occurred and be continuing), each Applicable Margin Percentage shall be determined in accordance with matrix A or B, as applicable, of Annex I as if the ratio of Consolidated Funded Debt to Annualized EBITDA (notwithstanding the actual ratio) was the highest level ratio set forth on such applicable matrix, and (B) if at any time a Default or Event of Default shall have occurred and be continuing, then at all times from and including the date of occurrence of such Default or Event of Default to the date on which such Default or Event of Default shall be cured or waived, each Applicable Margin Percentage shall be determined in accordance with matrix A or B, as applicable, of Annex I as if the ratio of Consolidated Funded Debt to Annualized EBITDA (notwithstanding the actual ratio) was the highest level ratio set forth on such applicable matrix. For purposes of this definition, "Adjustment Date" shall mean, with respect to any fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 1998, the fifth
(5th) day (or, if such day is not a Business Day, on the next succeeding Business Day) after delivery by the Borrower in accordance with SECTION 6.1(a) or SECTION 6.1(b), as the case may be, of (i) financial statements for the most recently completed applicable fiscal period and (ii) a duly completed Compliance Certificate with respect to such fiscal period.

         "Asset Disposition" shall mean any sale, assignment, transfer or other disposition by the Borrower or any of its Subsidiaries to any other Person (other than to the Borrower or to a Wholly Owned Subsidiary), whether in one transaction or a series of related transactions, of any of its assets, business units or other properties (including any interests in property, whether tangible or intangible, and including Capital Stock of Subsidiaries), but excluding the sale or other disposition of assets permitted under clauses (i),
(ii), (iii), (iv), (v) and (vi) of SECTION 8.5.

         "Assignee" shall have the meaning given to such term in SECTION
11.7(a).

         "Assignment and Acceptance" shall mean an Assignment and Acceptance entered into between a Lender and an Assignee and accepted by the Agent and the Borrower, in substantially the form of EXHIBIT L.

         "Authorized Officer" shall mean any individual properly authorized by resolution of the board of directors of the Borrower or other Person (or in accordance with the terms of its bylaws, operating agreement, partnership agreement or other applicable organizational document) to take the action specified herein on its behalf, and in each case whose signature and incumbency shall have been certified to the Agent by the secretary or an assistant secretary (or such other individual who is properly authorized to perform the duties normally associated with the title of secretary or assistant secretary) of the Borrower or such other Person, as the case may be.

         "Bankruptcy Code" shall mean 11 U.S.C. Sections 101 et seq., as amended from time to time, and any successor statute.

         "Borrower Pledge and Security Agreement" shall mean the amended and restated pledge and security agreement made by the Borrower in favor of the Agent, in substantially the form of EXHIBIT G, as amended, modified or supplemented from time to time.

         "Borrowing" shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to
SECTION 2.11) on a single date of a group of Loans of a single Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

         "Borrowing Date" shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

         "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

         "Capital Expenditures" shall mean, for any period, without duplication, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with Generally Accepted Accounting Principles, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, capital lease obligations); provided, however, that Capital Expenditures shall not include any such expenditures for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance.

         "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in corporate stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants or options to purchase any of the foregoing.

         "Cash Collateral Account" shall have the meaning given to such term in
SECTION 3.8.

         "Cash Equivalents" shall mean (i) securities or other direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 180 days from the date of acquisition, (ii) securities or other direct obligations issued by any state in the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 180 days from the date of acquisition, and at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iv) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's Ratings Services or at least A2 or the equivalent thereof by Moody's Investors Service, Inc., (v) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (vi) money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

         "Casualty Event" shall mean, with respect to any property (including any interest in property) of the Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

         "Collateral" shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

         "Compliance Certificate" shall mean a fully completed and duly executed certificate in the form of Exhibit K, together with a Covenant Compliance Worksheet.

         "Consolidated EBITDA" shall mean, for any period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of Consolidated Interest Expense, federal, state, local and other income taxes, depreciation, amortization of intangible assets, and other non-cash expenses or charges reducing income for such period all to the extent taken into account in the calculation of Consolidated Net Income for such period, minus (iii) non-cash credits increasing Consolidated Net Income for such period, to the extent taken into account in the calculation of Consolidated Net Income for such period; provided, however, that the calculation of Consolidated EBITDA shall only include income of Designated Non-Guarantor Subsidiaries to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any Wholly Owned Subsidiary by such Designated Non-Guarantor Subsidiary.

         "Consolidated Funded Debt" shall mean, as of any date, the aggregate (without duplication) of all Indebtedness of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis, other than accrued expenses, current trade or other accounts payable (unless such expenses and accounts payable are 90 days or more past due) and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money.

         "Consolidated Interest Expense" shall mean, for any period, the sum (without duplication) of (i) total interest expense of the Borrower and its Subsidiaries for such period in respect of Consolidated Funded Debt of the Borrower and its Subsidiaries (including, without limitation, all such interest expense attributable to capital lease obligations) and, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, and (ii) all net amounts paid or accrued by the Borrower and its Subsidiaries during such period under or in respect of Hedge Agreements.

         "Consolidated Net Income" shall mean, for any period, net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles but excluding as income (a) gains on the sale, conversion or other disposition of capital assets, (b) gains on the acquisition, retirement, sale or other disposition of Capital Stock of the Borrower or any of its Subsidiaries, (c) gains on the collection of life insurance proceeds, (d) any write-up of any asset, and (e) any other gain or credit of an extraordinary nature.

         "Consolidated Net Revenues" shall mean for any period the total net revenues of the Borrower and its Subsidiaries, on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles.

         "Consolidated Net Worth" shall mean, as of any date, the net worth of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles (including, without limitation, the Series B Preferred Stock and Series C Preferred Stock (each as defined in the Preferred Stock Purchase Agreement) having the rights and preferences set forth in the Transaction Documents and the Amended and Restated Certificate of Incorporation of the Borrower as existing on the date hereof and as amended in compliance with the terms hereof) but (i) excluding any Disqualified Capital Stock of the Borrower, and (ii) without regard to the requirements of Statements of Financial Accounting Standards No. 115 by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

         "Consolidated Total Capital" shall mean, as of any date, the sum of
(i) Consolidated Net Worth as of such date and (ii) Consolidated Funded Debt as of such date.

         "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be the amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Covenant Compliance Worksheet" shall mean a fully completed worksheet in the form of Attachment A to EXHIBIT K.

         "Credit Documents" shall mean this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Subordination Agreement, the Borrower Pledge and Security Agreement, the Subsidiary Guaranty, the Subsidiary Pledge and Security Agreement, all other Security Documents, any Hedge Agreement to which the Borrower and any Lender are parties and that is permitted hereunder, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

         "Default" shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

         "Designated Non-Guarantor Subsidiary" shall mean (i) Eclipsys Limited and (ii) any other Subsidiary of the Borrower that is not a Wholly Owned Subsidiary and that has elected, by written notice to the Agent given not less than five (5) Business Days after the creation or acquisition thereof by the Borrower or any other Subsidiary, not to become a guarantor under the Subsidiary Guaranty and not to grant to the Agent a Lien upon and security interest in its personal property assets pursuant to the Subsidiary Pledge and Security Agreement.

         "Disqualified Capital Stock" shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or
(iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the Revolving Credit Maturity Date; provided, however, that (A) only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock, and (B) none of the Borrower's common stock or Capital Stock having the rights and preferences set forth in the Transaction Documents or the Amended and Restated Certificate of Incorporation of the Borrower (in the forms delivered to the Agent on the Closing Date (as defined in the Original Credit Agreement) or amended or modified in accordance with the terms of this Agreement) shall be deemed Disqualified Capital Stock hereunder.

         "Dollars" or "$" shall mean dollars of the United States of America.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

         "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under
Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to
Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

         "Eclipsys Limited" shall mean Eclipsys Limited, formerly known as ALLTEL Healthcare Information Services Limited, a corporation organized under the laws of England and Wales.

         "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the "OECD") or a political subdivision of any such country and having total assets in excess of $1,000,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person approved by the Required Lenders and the Borrower, which approval shall not be unreasonably withheld.

         "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and
(ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

         "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations, rules of common law and orders of courts or Governmental Authorities, relating to the protection of occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

         "Equity Issuance" shall mean (i) the issuance, sale or other disposition by the Borrower or any of its Subsidiaries of its Capital Stock (including, without limitation, pursuant to an initial registered public offering of the Borrower's Capital Stock), any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in the Borrower or any of its Subsidiaries, and (ii) the receipt by the Borrower or any of its Subsidiaries of any capital contribution (whether or not evidenced by any security or instrument); provided, however, that the term Equity Issuance shall not include (t) the purchase by employees of the Borrower or any of its Subsidiaries of any Capital Stock of the Borrower or its Subsidiaries in accordance with stock option plans or employee stock purchase plans established by the board of directors of the Borrower or any such Subsidiary, as applicable, (u) the issuance or sale (A) by any Subsidiary of its Capital Stock to the Borrower or another Subsidiary, provided that (except as provided in SECTION 8.6(IX)) such Capital Stock is pledged to the Agent pursuant to the Borrower Pledge and Security Agreement or the Subsidiary Pledge and Security Agreement, as applicable, or (B) by any Designated Non-Guarantor Subsidiary of its Capital Stock to its partners, members or stockholders (other than the Borrower or any Subsidiary), (v) the issuance of the Borrower's Preferred Stock and Warrants pursuant to the Preferred Stock Purchase Agreement, (w) the issuance of the Borrower's Preferred Stock to AIS pursuant to the Merger Agreement, (x) any capital contribution to any Subsidiary, to the extent made directly or indirectly by the Borrower, (y) any Capital Stock or other equity securities of the Borrower issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price, or

(z) any other transaction described in clauses (i) or (ii) above if the related Net Cash Proceeds of any such transaction are less than $20,000.

         "Equity Purchasers" shall mean General Atlantic Partners 38, L.P., a Delaware limited partnership, GAP Coinvestment Partners, L.P., a New York limited partnership, First Union Corporation, a North Carolina corporation, BT Investment Partners, Inc., a Delaware corporation, Wilfam Ltd., a Florida limited partnership, Brean Murray Associates IHS L.P., a Delaware limited partnership, Gerald Manolovici, St. Paul Venture Capital, IV, L.L.C., a Delaware limited liability company, and Peter Karmanos, Jr.

         "Event of Default" shall have the meaning given to such term in
SECTION 9.1.

         "Excess Cash" shall mean the amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries (including any amounts of cash and Cash Equivalents pledged to the Agent) exceeding $5,000,000 plus outstanding Revolving Loans and Swingline Loans.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "Existing Revolving Loans" shall have the meaning assigned to such term in SECTION 2.1(a).

         "Fair Market Value" shall mean, with respect to any capital stock, other ownership interests or other property issued or given by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition or a redemption permitted by SECTION 8.7, or received by the Borrower or any Subsidiary in connection with an Asset Disposition, as of the close of business on the Business Day immediately preceding such Permitted Acquisition, redemption or Asset Disposition (i) in the case of common stock of the Borrower or other securities that are then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or are listed on a national securities exchange, the average for the five Business Days ending on the date of determination of the average of the last reported bid and ask quotations or closing prices (as applicable) reported thereon for such securities or (ii) in all other cases, the reasonable determination of the fair market value thereof in good faith by a majority of members of the board of directors of the Borrower or such Subsidiary (excluding any director with a direct or indirect (other than by virtue of being a director or stockholder) economic interest in such Permitted Acquisition, redemption or Asset Disposition), provided that if such determination is not reasonably satisfactory to the Required Lenders, such determination shall be made by a nationally recognized investment banking firm selected by the Borrower and the Required Lenders, the expenses of which shall be borne by the Borrower.

         "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the

Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

         "Fee Letter" shall mean the letter from First Union to the Borrower, dated April 9, 1998, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

         "Financial Condition Certificate" shall mean a financial condition certificate, substantially in the form of EXHIBIT J, duly executed by a Financial Officer of the Borrower.

         "Financial Officer" shall mean, with respect to the Borrower, the chief financial officer, vice president-finance, principal accounting officer or treasurer of the Borrower.

         "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board (or, to the extent not so set forth in such statements, opinions and pronouncements, as generally followed by entities similar in size to the Borrower and engaged in generally similar lines of business), consistently applied and maintained and in conformity with those used in the preparation of the most recent financial statements of the Borrower referred to in SECTION 5.11(a).

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Hazardous Substances" shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness, obligations and liabilities of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (ix) all Contingent Obligations of such Person and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

         "Intellectual Property" shall have the meaning set forth in SECTION
5.12.

         "Interest Period" shall have the meaning given to such term  in
SECTION 2.10.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "Issuing Lender" shall mean First Union in its capacity as issuer of the Letters of Credit, and its successors in such capacity.

         "LIBOR Loan" shall mean, at any time, any Revolving Loan that bears interest at such time at the Adjusted LIBOR Rate.

         "LIBOR Rate" shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (or, if more than one such rate appears, the arithmetic mean of rates) for deposits in Dollars that appears on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered by First Union to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of First Union's LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

         "Landlord Consents" shall mean, collectively, (i) a waiver and consent from each landlord with respect to certain of the properties of the Borrower and its Subsidiaries listed on SCHEDULE 5.12(b) and designated by the Agent and
(ii) all other similar waivers and consents that the Agent or the Required Lenders may reasonably require of the Borrower or any of its Subsidiaries from time to time in respect of amendments, modifications or renewals of the leases referred to in clause (i) above or in respect of any other leases to which the Borrower or any of its Subsidiaries is now or hereafter a party, in each case in form and substance reasonably satisfactory to the Agent, and in each case as amended, modified or supplemented from time to time.

         "Lender" shall mean each financial institution signatory hereto as a "Lender" or the "Swingline Lender" and each other financial institution that becomes a "Lender" or the "Swingline Lender" hereunder pursuant to SECTION 11.7, and their respective successors and assigns.

         "Lending Office" shall mean, with respect to any Lender, the office of such Lender designated as its "Lending Office" on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

         "Letter of Credit Exposure" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Percentage of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and
(ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

         "Letter of Credit Notice" shall have the meaning given to such term in
SECTION 3.2.

         "Letters of Credit" shall have the meaning given to such term in
SECTION 3.1.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

         "Loans" shall mean any or all of the Revolving Loans and the Swingline Loans.

         "Margin Stock" shall have the meaning given to such term in Regulation
U.

         "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), operations, business, properties, assets or prospects of the Borrower and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" shall mean a material adverse effect upon
(i) the condition (financial or otherwise), operations, business, properties, assets or prospects of the Borrower and its Subsidiaries, taken as a whole,
(ii) the ability of the Borrower or any of its Subsidiaries to perform its obligations under this Agreement or any of the other Credit Documents to which the Borrower or any such Subsidiary is a party, or (iii) the legality, validity or enforceability of this Agreement and the other Credit Documents taken as a whole or the rights and remedies of the Agent and the Lenders under this Agreement and the other Credit Documents taken as a whole.

         "Merger Agreement" shall mean the Agreement of Merger, dated as of January 24, 1997, as amended, modified and supplemented from time to time.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

         "Net Cash Proceeds" shall mean (i) in the case of any Equity Issuance, the aggregate cash payments received by the Borrower and its Subsidiaries less reasonable and customary fees and expenses (including, as applicable, accounting and legal expenses, selling and brokerage expenses and discounts, and underwriting discounts and commissions) incurred (or reasonably estimated by the Borrower to be payable) by the Borrower and its Subsidiaries in connection therewith, (ii) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of any permitted replacement repurchases and less (y) reasonable fees and expenses incurred (or reasonably estimated by the Borrower to be payable) by the Borrower and its Subsidiaries in connection therewith and (z) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty Event and any income or transfer taxes paid or reasonably estimated by the Borrower to be payable by the Borrower and its Subsidiaries as a result of such Casualty Event, and (iii) in the case of any Asset Disposition, the aggregate amount of all cash payments and the Fair Market Value of any noncash consideration received by the Borrower and its Subsidiaries in connection with such Asset Disposition less (x) reasonable fees and expenses incurred (or reasonably estimated by the Borrower to be payable) by the Borrower and its Subsidiaries in connection therewith, (y) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such Property requires that such Indebtedness be repaid as a condition to such Asset Disposition, and (z) any income or transfer taxes paid or reasonably estimated by the Borrower to be payable by the Borrower and its Subsidiaries as a result of such Asset Disposition.

         "Notes" shall mean any or all of the Revolving Notes and the Swingline Note.

         "Notice of Conversion/Continuation" shall have the meaning given to such term in SECTION 2.11(b).

         "Notice of Prepayment" shall have the meaning given to such term in
SECTION 2.7(a).

         "Notice of Revolving Borrowing" shall have the meaning given to such term in SECTION 2.2(b).

         "Notice of Swingline Borrowing" shall have the meaning given to such term in SECTION 2.2(d).

         "Obligations" shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, all Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Agent, any Lender, the Issuing Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

         "Original Credit Agreement" shall have the meaning given to such term in the recitals hereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         "Participant" shall have the meaning given to such term in SECTION 11.7(d).

         "Partners/B&W Agreements" shall mean (i) each of the Information Systems Technology License and the Technical Services Agreement, dated as of May 3, 1996, between Partners Healthcare System, Inc., a Massachusetts not-for-profit corporation, Brigham and Women's Hospital, Inc., a Massachusetts not-for-profit corporation, and the Borrower, and (ii) the Partners Affiliates Assistance Agreement, dated as of May 3, 1996, between Partners Healthcare System, Inc., a Massachusetts not-for-profit corporation, and its affiliates, and the Borrower, in each case as amended, restated, modified or supplemented in accordance with the terms thereof.

         "Permitted Acquisition" shall have the meaning given to such term in
SECTION 8.6(vi).

         "Permitted Liens" shall have the meaning given to such term in SECTION 8.4.

         "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

         "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

         "Preferred Stock" shall mean, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation (including the Series B 8.5% Redeemable Preferred Stock, Series C 8.5% Redeemable Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and the Series G Convertible Preferred Stock of the Borrower issued pursuant to the Preferred Stock Purchase Agreement and the Merger Agreement and the Series G Convertible Preferred Stock Agreement).

         "Preferred Stock Purchase Agreement" shall mean the Preferred Stock and Warrant Purchase Agreement, dated January 24, 1997, as amended, between the Borrower, the Equity Purchasers, General Atlantic Partners 28, L.P., a Delaware limited partnership, and GAP Coinvestment Partners, L.P., First Union Corporation, BT Investment Partners, Inc., Wilfam, Ltd, Brean Murray Associates IHS L.P., Gerald Manolovici, St. Paul Venture Capital IV, LLC, ALLTEL Information Services, Inc. and Peter Karmonos, Jr. pursuant to which the Equity Purchasers have agreed to purchase certain Preferred Stock and Warrants of the Borrower, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

         "Prepayment Account" shall have the meaning given to such term in
SECTION 2.6(f).

         "Prepayment Event" shall have the meaning given to such term in
SECTION 2.6(g).

         "Pro Forma Balance Sheet" shall have the meaning given to such term in
SECTION 5.11(c).

         "Pro Rata Share" of any amount shall mean, with respect to any Lender at any time, the product of such amount, multiplied by, such Lender's Revolving Credit Percentage.

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

         "Projections" shall have the meaning given to such term in SECTION 5.11(d).

         "Qualified Capital Stock" shall mean any Capital Stock that is not Disqualified Capital Stock.

         "Qualified Public Offering" shall mean a registered initial public offering of common stock of the Borrower, underwritten by a nationally recognized underwriter and yielding proceeds of at least $60,000,000 (net of underwriter's commission and expenses of the offering).

         "Refunded Swingline Loans" shall have the meaning given to such term in SECTION 2.2(e).

         "Register" shall have the meaning given to such term in SECTION
11.7(b).

         "Registration Rights Agreement" shall mean the Second Amended and Restated Registration Rights Agreement, dated January 28, 1998, as amended, among the Borrower, the Equity Purchasers, Partners Healthcare System, Inc., General Atlantic Partners 28, L.P., General Atlantic Partners 38, L.P., General Atlantic Partners 47, L.P., GAP Coinvestment Partners, L.P., Partners Healthcare System, Inc., Wilfam, Ltd., Alltel Information Services, Inc., First Union Corporation, BT Investment Partners, Inc., Brean Murray Associates IHS, L.P., Gerald Manolovici, St. Paul Capital IV, L.L.C., Peter Karmanos, Jr., the Kaufman Stockholders (as therein defined), Motorola, Inc. and Harvey J. Wilson, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement and certain holders of its Capital Stock, as further amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

         "Regulations D, G, U and X" shall mean Regulations D, G, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

         "Reimbursement Obligation" shall have the meaning given to such term in SECTION 3.4.

         "Reportable Event" shall mean (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under,
Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in
Section 4062(e) of ERISA.

         "Required Lenders" shall mean the Lenders holding outstanding Revolving Loans and Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Revolving Loans and Letter of Credit Exposure) representing more than sixty-six and two-thirds percent (66-2/3%) of the aggregate at such time of all outstanding Revolving Loans and Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Revolving Loans and Letter of Credit Exposure).

         "Requirement of Law" shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

         "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to First Union under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

         "Revolving Credit Commitment" shall mean, with respect to any Lender at any time, the amount set forth opposite such Lender's name on its signature page hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Agent pursuant to SECTION 11.7(b) as such Lender's "Revolving Credit Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof.

         "Revolving Credit Commitment Fee" shall have the meaning given to such term in SECTION 2.9(b).

         "Revolving Credit Maturity Date" shall mean January 24, 2000; provided, that if the Borrower successfully consummates a Qualified Public Offering, "Revolving Credit Maturity Date" shall mean the third anniversary of the date that such Qualified Public Offering is consummated.

         "Revolving Credit Notes" shall mean the promissory notes of the Borrower in substantially the form of EXHIBIT B, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

         "Revolving Credit Percentage" shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment of such Lender at such time and the denominator of which is the Total Revolving Credit Commitment at such time; provided that if the Revolving Credit Percentage of any Lender is to be determined after the Revolving Credit Commitments have been terminated, then such Revolving Credit Percentage shall be determined immediately prior (and without giving effect) to such termination.

         "Revolving Credit Termination Date" shall mean the Revolving Credit Maturity Date or such earlier date of termination of the Revolving Credit Commitments pursuant to SECTION 2.5 or SECTION 9.2.

         "Revolving Loans" shall have the meaning assigned to such term in
SECTION 2.1.

         "Security Documents" shall mean the Borrower Pledge and Security Agreement, the Subsidiary Pledge and Security Agreement and all other pledge or security agreements, mortgages, assignments or other similar agreements or instruments executed and delivered by the Borrower or any of its Subsidiaries pursuant to SECTION 6.8 or
SECTION 6.9 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

         "Series A Agreement" shall mean the Preferred Stock Purchase Agreement, dated May 3, 1996, by and among General Atlantic Partners 28, L.P., GAP Coinvestment Partners, L.P., Brean Murray Associates IHS L.P., Gerald Manolovici and the Borrower, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

         Series G Preferred Stock Purchase Agreement, dated January 28, 1998, by and between the Company and General Atlantic Partners 47, L.P. and GAP Coinvestment Partners, L.P.

         "Stated Amount" shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

         "Stockholders Agreement" shall mean the Second Amended and Restated Stockholders Agreement, dated January 28, 1998, among the Borrower, the Equity Purchasers, Partners Healthcare System, Inc., General Atlantic Partners 28, L.P., General Atlantic Partners 38, L.P., General Atlantic Partners 47, L.P., GAP Coinvestment Partners, L.P. a Delaware limited partnership, Partners Healthcare Systems, Inc., Wilfam, Ltd., Alltel Information Services, Inc., First Union Corporation, BT Investment Partners, Inc., Brean Murray Associates IHS, L.P., Gerald Manolovici, St. Paul Venture Capital IV, L.L.C., Peter Karmanos, Jr., the Kaufman Stockholders (as therein defined), Motorola, Inc., a Delaware corporation, and Harvey J. Wilson, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

         "Solvent" shall mean, as to any Person on any particular date, that such Person (i) has capital reasonably sufficient to carry on its business and transactions and all business and transactions in which it is about to engage,
(ii) is able to pay its debts as they mature, (iii) owns property having a fair saleable value greater than the amount required to pay its probable liability on existing debts as they mature (including known reasonable contingencies and contingencies that should be included in notes of the financial statements of such Person pursuant to Generally Accepted Accounting Principles), and (iv) does not intend to, and does not believe that it will, incur debts or probable liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Subordinated Indebtedness" shall have the meaning given to such term in SECTION 8.2(ii).

         "Subordination Agreement" shall mean the Subordination Agreement, dated as of the Amendment Effective Date, executed by the parties to the Preferred Stock Purchase Agreement and the Series A Agreement, the Borrower, and the Agent, as amended, restated, modified or supplemented from time to time.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which fifty percent (50%) or more of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

         "Subsidiary Guaranty" shall mean the amended and restated guaranty agreement executed by the Wholly-Owned Subsidiaries of the Borrower in substantially the form of EXHIBIT F, as amended, modified or supplemented from time to time.

         "Subsidiary Pledge and Security Agreement" shall mean the amended and restated pledge and security agreement executed by the Subsidiaries of the Borrower in favor of the Agent, in substantially the form of EXHIBIT H, as amended, modified or supplemented from time to time.

         "Swingline Commitment" shall mean $5,000,000 or, if less, the Total Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

         "Swingline Lender" shall mean First Union in its capacity as maker of Swingline Loans, and its successors in such capacity.

         "Swingline Loans" shall have the meaning given to such term in SECTION 2.1(c).

         "Swingline Maturity Date" shall mean the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.

         "Swingline Note" shall mean the promissory note of the Borrower in substantially the form of EXHIBIT B-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

         "Total Revolving Credit Commitments" shall mean, at any time, the sum of the Revolving Credit Commitments of all Lenders at such time.

         "Transaction Documents" shall mean, collectively, this Agreement and the other Credit Documents, the Merger Agreement, the Preferred Stock Purchase Agreement, the Warrants, the Stockholders Agreement, the Registration Rights Agreement, and all other agreements, instruments, certificates and documents executed and delivered by the Borrower or any of its Subsidiaries in connection with the transactions contemplated thereby, in each case as amended, modified or supplemented from time to time in accordance with the terms of this Agreement

         "Type" shall have the meaning given to such term in SECTION 2.2(a).

         "Unfunded Pension Liability" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

         "Unutilized Revolving Credit Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Commitment at such time, in each case, less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time and (ii) such Lender's Pro Rata Share of all Letter of Credit Exposure at such time.

         "Unutilized Swingline Commitment" shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

         "Warrants" shall mean the warrants to purchase Capital Stock of the Borrower, issued in connection with the issuance of the Series B 8.5% Cumulative Redeemable Preferred Stock, par value $.0l per share, of the Borrower on the terms and conditions set forth in the Preferred Stock Purchase Agreement, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

         "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

         "Wilson Employment Agreement" shall mean the employment agreement, dated May 1, 1996, between the Borrower and Harvey J. Wilson, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

         1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them, and all financial computations hereunder shall be made, in accordance with Generally Accepted Accounting Principles. Notwithstanding the foregoing, in the event that any changes in Generally Accepted Accounting Principles after the date hereof are required to be applied to the Borrower and would affect the computation of the financial covenants contained in SECTIONS 7.1 through 7.6, as applicable, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.

         1.3 Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto. All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender unless specifically provided otherwise or unless the context otherwise requires.





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



                                   ARTICLE II

                        AMOUNT AND TERMS OF THE LOANS

         2.1     Commitments; Loans.

         (a) The aggregate principal amount of all Revolving Loans (as defined in the Original Credit Agreement) made pursuant to the Original Credit Agreement and outstanding on the Amendment Effective Date (collectively, the "Existing Revolving Loans") is $16,277,988.00. On the Amendment Effective Date, the aggregate outstanding principal amount of all Existing Revolving Loans shall automatically be converted to an equivalent principal amount of Revolving Loans hereunder, made by the Lenders ratably in accordance with their respective Revolving Credit Commitments, and for all purposes of this Agreement shall be deemed to be Revolving Loans hereunder and entitled to the benefits of (and subject to the terms of) this Agreement and the other Credit Documents.
To the extent possible, all such Revolving Loans hereunder shall be of the same Type, and shall have the same Interest Period, as the corresponding Existing Revolving Loans. All Letters of Credit issued under the Original Credit Agreement shall be deemed issued hereunder.

         (b) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Revolving Loan" and collectively, the "Revolving Loans") to the Borrower, from time to time on any Business Day during the period from the date hereof to the Revolving Credit Termination Date in an amount not greater than the excess, if any, of its Revolving Credit Commitment at such time over its outstanding Revolving Loans and Letter of Credit Exposure at such time, provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time (excluding the Reimbursement Obligations that are repaid with the proceeds of Revolving Loans made pursuant to such Borrowing) and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made pursuant to such Borrowing) would exceed the Total Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Credit Termination Date.

         (c) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a "Swingline Loan," and collectively, the "Swingline Loans") to the Borrower, from time to time on any Business Day during the period from the Amendment Effective Date to but not including the Swingline Maturity Date (or, if earlier, the Revolving Credit Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment, notwithstanding that the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal amount of the Revolving Loans made by the Swingline Lender in its capacity as a Lender outstanding at such time and its Letter of Credit Exposure at such time, may exceed its Revolving Credit Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made (i) if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all

Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time would exceed the Total Revolving Credit Commitments at such time or (ii) if the Swingline Lender has received written notice from a Lender that an Event of Default exists hereunder and requesting that the Swingline Lender cease making Swingline Loans until the Event of Default has been cured or waived by the Required Lenders. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to SECTION 2.2(e)) and reborrow Swingline Loans.

         2.2     Borrowings.

         (a) The Revolving Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either ABR Loans or LIBOR Loans (each, a "Type" of Loan), provided that all Revolving Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type. The Swingline Loans shall be made and maintained as ABR Loans at all times.

         (b)     In order to make a Borrowing of Revolving Loans (other than
(x) Borrowings of Swingline Loans, which shall be made pursuant to SECTION 2.2(e), (y) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to SECTION 2.2(e), and (z) Borrowings involving continuations or conversions of outstanding Revolving Loans, which shall be made pursuant to SECTION 2.11), the Borrower will give the Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each such Borrowing to be comprised of LIBOR Loans and one (1) Business Day prior to each such Borrowing to be comprised of ABR Loans; provided, however, that a request for a Borrowing of any Revolving Loans to be made on the Amendment Effective Date may, at the discretion of the Agent, be given later than the times specified hereinabove. Each such notice (each, a "Notice of Revolving Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT A-1 and shall specify (x) the aggregate principal amount and initial Type of the Revolving Loans to be made pursuant to such Borrowing, (y) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (z) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Revolving Borrowing, the Agent will promptly notify each Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

                 (i) the aggregate principal amount of each Borrowing of Revolving Loans that is comprised of ABR Loans shall not be less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Revolving Credit Commitments), and the aggregate principal amount of each Borrowing of Revolving Loans that is comprised of LIBOR Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof;

                 (ii) if the Borrower shall have failed to designate the Type of Revolving Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of ABR Loans; and

                 (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.


         (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender will make available to the Agent for the account of the Borrower at its office referred to in SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan or Revolving Loans to be made by such Lender. To the extent the relevant Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Borrower by 3:30 p.m., Charlotte time, on the Borrowing Date in accordance with SECTION 2.3(a) and in like funds as received by the Agent.

         (d) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Agent and the Swingline Lender written notice not later than 11:00 a.m., Charlotte time, on the date of such Borrowing. Each such notice (each, a "Notice of Swingline Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT A-2 and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $250,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Agent at its office referred to in SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Agent as provided hereinabove, the Agent will make such amount available to the Borrower in accordance with SECTION 2.3(a) and in like funds as received by the Agent.

         (e) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Agent (if the Agent is different from the Swingline Lender) and each other Lender (on behalf of, and with a copy to, the Borrower), not later than 11:00 a.m., Charlotte time, one (1) Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Lenders to make Revolving Loans (which shall be made initially as ABR Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the "Refunded Swingline Loans") outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Lender (other than the Swingline Lender) will make available to the Agent at its office referred to in SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender's ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Lenders in the manner contemplated by SECTION 2.15(b).

         (f) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to subsection (e) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on its Pro Rata Share of the Total Revolving Credit Commitments at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one (1) Business Day's prior notice from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Agent at its office referred to in SECTION 11.5 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Agent. In the event any such Lender fails to make available to the Agent the amount of such Lender's participation as provided in this subsection (f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Adjusted Alternate Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender's ratable share of such payment.

         (g) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to subsection (e) above and each such Lender's obligation to purchase a participation in any unpaid Swingline Loans pursuant to subsection (f) above shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, or (iv) any breach of this Agreement by any party hereto.

         2.3     Disbursements; Funding Reliance; Domicile of Loans.

         (a) The Borrower hereby authorizes the Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

         (b) Unless the Agent has received, prior to 1:00 p.m., Charlotte time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Agent such Lender's ratable portion, if any, of the relevant Borrowing, the Agent may assume that such Lender has made such portion available to the Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of SECTION 2.2, and the Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Agent, and the Agent shall have made such corresponding amount available to the Borrower, such Lender agrees to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount within three (3) Business Days after the Borrowing Date, such amount shall constitute such Lender's Revolving Loan as part of such Borrowing for purposes of this Agreement. If such Lender does not make such amount available to the Agent within three (3) Business Days after the Borrowing Date, the Agent shall promptly notify the Borrower thereof, and the Borrower (to the extent the proceeds of the corresponding Revolving Loan amount have been made available by the Agent, on behalf of such Lender, to the Borrower) will, upon such notice, repay to the Agent an amount equal to such amount together with interest thereon at the rate applicable to the Revolving Loans disbursed on the Borrowing Date, from the date such amount is made available to the Borrower until such amount is repaid to the Agent. The failure of any Lender to make any Revolving Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan as part of such Borrowing, or relieve the Lender who failed to make such amount available of its obligation to subsequently repay such amount, or relieve any Lender (including the Lender that failed to make such amount available) of its obligation, if any, hereunder to make its ratable portion of any Borrowing available as part of any subsequent Revolving Loans, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender as part of any Borrowing.

         (c) Each Lender may, at its option, make and maintain any Revolving Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan to or for the account of such Lender in accordance with the terms of this Agreement.

         2.4     Notes.

         (a) The Revolving Loans made by each Lender shall be evidenced by a Revolving Credit Note appropriately completed in substantially the form of
EXHIBIT B-1.   The Swingline Loans made by the Swingline Lender shall be
evidenced by a Swingline Note appropriately completed in substantially the form of EXHIBIT B-2.

         (b) Each Revolving Credit Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be dated as of the Amendment Effective Date, (iv) be in a stated principal amount equal to such Lender's Revolving Credit Commitment, (v) bear interest in accordance with the provisions of SECTION 2.8, as the same may be applicable to the Revolving Loans made by such Lender from time to time, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof. The amount of principal owing on each Revolving Credit Note at any given time shall be the aggregate amount of all Revolving Loans made under such Revolving Credit Note, less all payments of principal theretofore made by the Borrower and applied thereto in accordance with the terms of this Agreement.

         (c) Each Lender (or Swingline Lender, as applicable) will record on its internal records the amount and Type of each Revolving Loan, or Swingline Loan, as applicable, made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Revolving Credit Notes or Swingline Notes, as applicable, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Revolving Loans, or Swingline Loan, as applicable, evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender (or Swingline Lender, as applicable) to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower's obligations under this Agreement or the Revolving Credit Notes or the Swingline Note.

         (d) The Swingline Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Swingline Lender, (iii) be dated as of the Amendment Effective Date, (iv) be in a stated principal amount equal to the Swingline Commitment, (v) bear interest in accordance with the provisions of
SECTION 2.8, as the same may be applicable from time to time to the Swingline Loans, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof. The amount of principal owing on each Swingline Note at any given time shall be the aggregate amount of all Swingline Loans made under such Swingline Note, less all payments of principal theretofore made by the Borrower and applied thereto in accordance with the terms of this Agreement.

         2.5 Termination and Reduction of Revolving Credit Commitments and Swingline Commitment.

         (a) The Revolving Credit Commitments of each Lender shall be automatically and permanently terminated on the Revolving Credit Termination Date. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section or SECTION 9.2.

         (b) The Revolving Credit Commitments shall, on each date upon which a prepayment of the Loans is required under any provision of SECTION 2.6 (exclusive of any such prepayments under SECTION 2.6(c)(ii) resulting from a Qualified Public Offering), be automatically and permanently reduced by the amount, if any, by the amount of such required prepayment.

         (c) At any time and from time to time after the date hereof, upon not less than five (5) Business Days' prior written notice to the Agent (and, in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Credit Commitments or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof ($250,000 and $100,000, respectively, in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this subsection (c) may not thereafter be reinstated.

         (d) Each reduction of the Revolving Credit Commitments pursuant to this Section shall be applied ratably among the Lenders according to their respective Revolving Credit Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Credit Commitments pursuant to this Section that has the effect of reducing the aggregate Revolving Credit Commitments to an amount less than the amount of the Swingline Commitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Revolving Credit Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender.

         2.6     Mandatory Repayments and Prepayments.

         (a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Revolving Credit Maturity Date, and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the Swingline Maturity Date.

         (b) In the event that at any time the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Lenders at such time (excluding the Reimbursement Obligations that are prepaid with the proceeds of Revolving Loans made on the date of determination) and (z) the aggregate principal amount of Swingline Loans outstanding at such time (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the Total Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the Borrower will immediately prepay the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid in excess of such aggregate principal amount of Revolving Loans shall be retained by the Agent and held in the Cash Collateral Account as cover for the Letter of Credit Exposure of the Lenders, as more particularly described in SECTION 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount.

         (c) Promptly upon (and in any event not later than two (2) Business Days after) its receipt thereof, in the case of an Equity Issuance (other than a Qualified Public Offering) the Borrower will prepay the outstanding principal amount of the Revolving Loans in an amount equal to the lesser of (v) 80% of the Net Cash Proceeds from any Equity Issuance (other than a Qualified Public Offering) and (w) the total outstanding Revolving Loans and Swingline Loans. Promptly upon (and in any event not later than two (2) Business Days after) its receipt thereof, in the case of a Qualified Public Offering, the Borrower will prepay the outstanding principal amount of the Revolving Loans in an amount equal to the lesser of (x) 100% of the Net Cash Proceeds from a Qualified Public Offering or (y) the total outstanding Revolving Loans and Swingline Loans, and will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer in form and substance satisfactory to the Agent and setting forth the calculation of such Net Cash Proceeds.

         (d) Not later than 180 days after its receipt of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event (a "Casualty Event Payment Date"), the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event less any amounts theretofore applied to the repair or replacement of property subject to such Casualty Event) and will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer in form and substance satisfactory to the Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that, notwithstanding the foregoing, (i) upon the Borrower's determination not to repair or replace any property subject to such casualty, the Borrower may, prior to such Casualty Event Payment Date, use such proceeds (or notify the Agent to apply any proceeds that are held by the Agent) to make a voluntary prepayment pursuant to SECTION 2.7, (ii) nothing in this subsection shall be deemed to limit or otherwise affect any right of the Agent herein or in any of the other Credit Documents to receive and hold such proceeds as loss payee and to disburse the same to the Borrower upon the terms hereof or thereof, or any obligation of the Borrower and each of its Subsidiaries herein or in any of the other Credit Documents to remit any such proceeds to the Agent upon its receipt thereof, and (iii) any and all such proceeds received or held by the Agent or the Borrower or any of its Subsidiaries during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair or replacement) shall be applied to prepay the outstanding principal amount of the Loans.

         (e) Promptly upon (and in any event not later than five (5) Business Days after) its receipt thereof, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 85% of the Net Cash Proceeds from any Asset Disposition and will deliver to the Agent, concurrently with such prepayment, a certificate signed by a Financial Officer in form and substance satisfactory to the Agent and setting forth the calculation of such Net Cash

Proceeds. Notwithstanding the foregoing, nothing in this subsection shall be deemed to permit any Asset Disposition not expressly permitted under SECTION 8.5.

         (f) Promptly upon (and in any event not later than two (2) Business Days after) its receipt thereof, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of any proceeds of the key-man life insurance required under SECTION 6.6(b).

         (g) Each prepayment of the Loans made pursuant to subsections (c) through (f) above (each, a "Prepayment Event") shall be applied (i) first, to reduce the outstanding principal amount of the Swingline Loans, with a corresponding reduction to the Total Revolving Credit Commitments as provided in SECTION 2.5(b), (ii) second, to the extent of any excess remaining after application as provided in clause (i) above, to reduce the outstanding principal amount of the Revolving Loans, with a corresponding reduction to the Revolving Credit Commitments to the extent provided in SECTION 2.5(b), (iii) third, to the extent of any excess remaining after application as provided in clauses (i) and (ii) above, to pay any outstanding Reimbursement Obligations, and (iv) fourth, to the extent of any excess remaining after application as provided in the preceding clauses (i) through (iii) above, to cash collateralize Letter of Credit Exposure (in an aggregate amount equal to the Stated Amount of any outstanding Letters of Credit) pursuant to SECTION 3.8 and, thereafter, any remaining amounts shall be returned to the Borrower. Each such prepayment shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied first to prepay all ABR Loans before any LIBOR Loans are prepaid. Any amounts remaining after each application to ABR Loans shall, at the option of the Borrower, be applied to prepay LIBOR Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the LIBOR Loans. The Agent shall apply any cash deposited in the Prepayment Account to prepay LIBOR Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date), until all outstanding LIBOR Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Agent and over which the Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this SECTION 2.6(g). The Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the LIBOR Loans to be prepaid; provided, however, that (i) the Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Agent to be in, or would result in any, violation of any law, rule or regulation and (ii) if a Default or an Event of Default shall have occurred and be continuing, the Agent may in its sole discretion, but shall not be required to, invest such amounts in Cash Equivalents requested by the Borrower. The Borrower shall indemnify the Agent for any losses relating to the investments so that the amount available to prepay LIBOR Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the applicable Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to ARTICLE IX, the Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations (provided that such amounts shall be applied first to prepay all outstanding ABR Loans). The Borrower hereby pledges and assigns to the Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established hereunder to secure the Obligations.

         (h) In the event and on each occasion that a Prepayment Event occurs, the Borrower shall give to the Agent and the Lenders at least five (5) Business Days' prior written notice of such event (to the extent practicable), the amount of Loans anticipated to be prepaid and the application of such prepayment as set forth in subsection (g) above.

         (i) Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this SECTION 2.6 on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under SECTION 2.18 to be paid as a consequence thereof.

         2.7     Voluntary Prepayments.

         (a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice to the Agent in the form of EXHIBIT C (each, a "Notice of Prepayment"), given not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment, provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $500,000 ($250,000 in the case of Swingline Loans) or, if greater, an integral multiple of $100,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (iii) unless made together with all amounts required under SECTION 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such Notice of Prepayment shall specify the proposed date of such prepayment and the aggregate principal amount and Type of Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made) and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Revolving Loans and Swingline Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

         (b) Each payment of Loans made pursuant to subsection (a) above shall be applied to such Loans outstanding as directed by the Borrower in the related Notice of Prepayment. Each prepayment of the Loans pursuant to this
SECTION 2.7 shall be applied ratably among the Lenders holding the Loans being prepaid in accordance with this subsection (b), in proportion to the principal amount held by each.

         2.8     Interest.

         (a) The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Alternate Base Rate, as in effect from time to time during such periods as such Loan is an ABR Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

         (b) Upon the occurrence and during the continuance of an Event of Default as the result of failure by the Borrower to pay any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Alternate Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of fees and other amounts, at the Adjusted Alternate Base Rate applicable to Revolving Loans plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

         (c) Accrued (and theretofore unpaid) interest shall be payable as follows:

                 (i) in respect of each ABR Loan (including any ABR Loan or portion thereof paid or prepaid pursuant to the provisions of
         SECTION 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Amendment Effective Date; provided, that in the event the Loans are repaid or prepaid in full and the Revolving Credit Commitments and the Swingline Commitment have been terminated, then accrued interest in respect of all ABR Loans shall be payable together with such repayment or prepayment on the date thereof,

                 (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of
         SECTION 2.6, except as provided hereinbelow), in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in SECTION 2.10); provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

                 (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

         (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.

In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

         (e) The Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Revolving Borrowing or Notice of Conversion/Continuation, and upon each change in the Alternate Base Rate; provided, however, that the failure of the Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

         2.9     Fees.  The Borrower agrees to pay:

         (a) To First Union for its own account, on the date of execution of this Agreement, the fee described in the second paragraph of the Fee Letter, in the amount set forth therein as due and payable on such date;

         (b) To the Agent, for the account of each Lender, a commitment fee (the "Revolving Credit Commitment Fee") for the period from the date of this Agreement to the Revolving Credit Termination Date, at a per annum rate equal to 0.375% on such Lender's average daily aggregate Unutilized Revolving Credit Commitment, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Amendment Effective Date, and (ii) on the Revolving Credit Termination Date;

         (c) To the Agent, for the account of each Lender with a Revolving Credit Commitment, a letter of credit fee for each calendar quarter in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin Percentage from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender's ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Amendment Effective Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

         (d) To the Issuing Lender, for its own account, a facing fee for each calendar quarter in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Amendment Effective Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit; and

         (e) To the Agent, for its own account, the annual administrative fee described in the third paragraph of the Fee Letter, on the terms and conditions, in the amount and at the times set forth therein.

         2.10 Interest Periods. Concurrently with the giving of (y) a Notice of Revolving Borrowing or (z) a Notice of Conversion/Continuation in respect of any Borrowing comprised of ABR Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two or three-month period; provided, however, that:

                 (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

                 (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

                 (iii) LIBOR Loans may not be outstanding under more than six (6) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

                 (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

                 (v) the Borrower may not select any Interest Period that begins prior to the third (3rd) Business Day after the Amendment Effective Date or that expires after the Revolving Credit Maturity Date, with respect to Revolving Loans that are to be maintained as LIBOR Loans;

                 (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

                 (vii) if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into ABR Loans as of the expiration of the then current Interest Period applicable thereto.

         2.11    Conversions and Continuations.

         (a) The Borrower shall have the right, on any Business Day occurring on or after the Amendment Effective Date, to elect (i) to convert all or a portion of the outstanding principal amount of any ABR Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into ABR Loans, or (ii) to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into ABR Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 thereof; any such conversion of ABR Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 thereof, and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, (x) except as otherwise provided in SECTION 2.16(D), LIBOR Loans may be converted into ABR Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into an ABR Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under SECTION 2.18 to be paid as a consequence thereof), (y) no such conversion or continuation shall be permitted with regard to any ABR Loans that are Swingline Loans, and (z) no conversion of ABR Loans into LIBOR Loans or continuation of LIBOR Loans upon the expiration of the Interest Period therefor shall be permitted during the continuance of a Default or Event of Default.

         (b) The Borrower shall make each such election by giving the Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of ABR Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into ABR Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT D and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Revolving Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to ABR Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).

         2.12    Method of Payments; Computations.

         (a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lender and the Lenders), at the Agent's office referred to in SECTION 11.5, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the proviso of clause (iv) in SECTION 2.10 is applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

         (b) The Agent will distribute to the Lenders like amounts relating to payments made to the Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender's ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Agent until the date repaid to such Lender. The Agent will distribute to the Issuing Lender like amounts relating to payments made to the Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

         (c) Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Agent, at the Federal Funds Rate.

         (d) Each Lender for whose account any payment is to be made hereunder may, but shall not be obligated to, debit the amount of any such payment not made as and when required hereunder to any ordinary deposit account of the Borrower with such Lender (with prompt notice to the Agent and the Borrower); provided, however, that the failure to give such notice shall not affect the validity of such debit by such Lender.

         (e) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on ABR Loans, 365 days, or (ii) in all other instances, 360 days; and in each instance under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

         2.13    Recovery of Payments.

         (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Agent, the Issuing Lender or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

         (b) If any amounts distributed by the Agent to any Lender are subsequently returned or repaid by the Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Agent, pay the Agent such amount. If any such amounts are recovered by the Agent from the Borrower or its representative or successor in interest, the Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

         2.14 Use of Proceeds. The proceeds of the Loans shall be used solely for working capital and general corporate purposes and to finance Permitted Acquisitions in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions set forth in SECTION 8.6(vi).

         2.15    Pro Rata Treatment; Sharing of Payments.

         (a) All fundings, continuations and conversions of Revolving Loans shall be made by the Lenders pro rata on the basis of their respective Revolving Credit Commitments or on the basis of their respective outstanding Revolving Loans (in the case of continuations and conversions of Revolving Loans pursuant to SECTION 2.11, and additionally in all cases in the event the Revolving Credit Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Revolving Loans, fees or any other Obligations owing to or for the account of any one or more Lenders with Revolving Credit Commitments shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

         (b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, or otherwise, other than pursuant to SECTION 11.7) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

         2.16    Increased Costs; Change in Circumstances; Illegality; etc.

         (a) If, at any time after the Amendment Effective Date and from time to time, the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline or directive from any such Governmental Authority (whether or not having the force of law), shall (i) subject such Lender to any tax or other charge (other than "Taxes," as such term is defined in SECTION 2.17, and taxes imposed on the overall net income or profits of, or any branch or franchise tax applicable to such Lender or the Lending Office of such Lender), or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or its obligation to make, fund or maintain any LIBOR Loans (other than changes in "Taxes," as such term is defined in SECTION 2.17, and taxes on the overall net income or profits of, or any branch or franchise tax applicable to such Lender or its applicable Lending Office), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (other than as a result of any damage in the Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or issuing or participating in

Letters of Credit or to reduce the yield or rate of return received or receivable by such Lender in respect thereof, such Lender (or the Agent on behalf of such Lender) shall, promptly after receiving notice thereof, notify the Borrower (with a copy to the Agent), and the Borrower shall, within fifteen
(15) days after delivery of such notice by such Lender, pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

         (b) If, at any time after the Amendment Effective Date and from time to time, any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lender with any guideline or directive from any such Governmental Authority (whether or not having the force of law), has or would have the effect, as a consequence of such Lender's Revolving Credit Commitment, Swingline Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender's or controlling Person's policies with respect to capital adequacy), such Lender shall (or the Agent on behalf of such Lender), promptly after receiving notice thereof, notify the Borrower (with a copy to the Agent), and the Borrower shall, within fifteen (15) days after delivery of such notice by such Lender, pay to such Lender such additional amounts as will compensate such Lender for such reduction in return; provided, however, that the Borrower shall not be required to compensate any Lender upon this subsection (b) to the extent that any such adoption, implementation or interpretation of or modification in any such law, rule, or regulation is applied by the relevant Governmental Authority solely to such Lender or to the extent such Lender does not seek compensation in respect thereof generally from substantially all of its similarly situated borrowers that are bound by indemnities requiring that such compensation be paid.

         (c) If, on or prior to the first day of any Interest Period, (y) the Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of "LIBOR Rate" upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into ABR Loans, (ii) the obligation of the Lenders to make, to convert ABR Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Revolving Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for ABR Loans, in each case until the Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer





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


exist. Promptly after the Agent or the Required Lenders (as the case may be) determine that the circumstances giving rise to such suspension no longer exist, the Required Lenders (if making such determination) shall notify the Agent, and the Agent shall notify the Borrower, and the obligation of the Lenders to make, convert and continue LIBOR Loans shall be reinstated.

         (d) Notwithstanding any other provision in this Agreement, if, at any time after the Amendment Effective Date and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or directive from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Agent and the Borrower. Upon such notice, (i) each of such Lender's then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice), be converted into an ABR Loan, (ii) the obligation of such Lender to make, to convert ABR Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing of Revolving Loans for which the Agent has received a Notice of Revolving Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Revolving Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for an ABR Loan, in each case until such Lender shall have determined in good faith that the circumstances giving rise to such suspension no longer exist and shall have so notified the Agent, and the Agent shall have so notified the Borrower.

         (e)     Determinations by the Agent or any Lender for purposes of this
SECTION 2.16 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of this Section with respect to such Lender, it will, if requested by the Borrower and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its LIBOR Loans, but only if such designation would make it lawful for such Lender to continue to make or maintain LIBOR Loans hereunder; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section. In addition, if, after the Amendment Effective Date, any Lender designates any new Lending Office that is not approved by the Borrower, then the Borrower shall not be obligated to pay any additional amounts described in this Section to the extent such amounts arise solely as a result of such change in Lending Office; provided that (i) the Borrower shall be deemed to have approved any change in Lending Office three (3) Business Days after receiving notice thereof, unless it has otherwise reasonably objected in writing to the Agent and such Lender, and (ii) this sentence shall not apply to any change in Lending Office made by any Lender as a result of the introduction or any change in applicable law, rule or regulation or the interpretation or administration thereof, or compliance by any Lender with any guideline or directive from any Governmental Authority (whether or not having the force of law). No failure by the Agent or any Lender at any time to demand payment of any amounts payable under this





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


SECTION 2.16 shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this SECTION
2.16 shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

         2.17    Taxes.

         (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income and franchise taxes imposed on the Agent or any Lender by the United States or by the jurisdiction under the laws of which the Agent or such Lender, as the case may be, is organized or in which its principal office or (in the case of a Lender) its applicable Lending Office is located, or any political subdivision or taxing authority thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Agent or any Lender, (i) the sum payable shall (without any obligation on the part of the Borrower to pay such amounts ratably in accordance with the provisions of SECTION 2.15) be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.17), the Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Agent or such Lender, as the case may be, evidence of such payment.

         (b) The Borrower will indemnify the Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this SECTION 2.17) paid by the Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent or such Lender, as the case may be, makes written demand therefor.

         (c) Each of the Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Agent or such Lender, as the case may be, shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this SECTION 2.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrower, upon the request of the Agent or such Lender, agrees to repay to the Agent or such Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Agent or any Lender of the amount of any such recovery or permanent net tax benefit shall, in the absence of manifest error, be conclusive and binding.

         (d) On or prior to the Amendment Effective Date (or, in the case of a Lender that becomes a party to this Agreement as a result of an assignment after the Amendment Effective Date, on the effective date of such assignment), each Lender will deliver to each of the Agent and the Borrower a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). If any Lender is incorporated or organized under the laws of a jurisdiction other than the United States of America or any state thereof or its Lending Office is located in a jurisdiction other than the United States of America or any state thereof (a "Non-U.S. Lender"), such Non-U.S. Lender will deliver to each of the Agent and the Borrower, on or prior to the Amendment Effective Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Amendment Effective Date or a change in such Lender's Lending Office, on or prior to the effective date of such assignment or change in Lending Office), (i) in the case of a Non-U.S. Lender that is a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a properly completed Internal Revenue Service Form 4224 or 1001, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to an exemption from withholding on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, and (ii) in the case of a Non-U.S. Lender that is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a certificate in form and substance reasonably satisfactory to the Agent and the Borrower and to the effect that such Non-U.S. Lender (x) is not a "bank" for purposes of
Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder of the Borrower for purposes of Section 881(c)(3)(B) of the Internal Revenue Code and (z) is not a controlled foreign corporation related to the Borrower for purposes of Section 881(c)(3)(C) of the Internal Revenue Code. Each Lender further agrees to deliver to each of the Agent and the Borrower an additional copy of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Lender is entitled to an exemption from withholding on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, unless in any such case any change in treaty, law, rule or regulation, or in the interpretation or application thereof, has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Agent and the Borrower that it is not entitled to receive payments without deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

         (e) If any Lender is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax, the Borrower and the Agent may withhold from any interest, fees or other payments (other than principal payments) to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If any of the forms or other documentation required under subsection (d) above are not delivered to the Agent as therein required, then the Borrower and the Agent may withhold from any interest, fees or other payments (other than principal payments) to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax, and the Borrower shall not have any obligation to pay any amount to or for the account of any Lender pursuant to SECTION 2.17(b).

         2.18 Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than (x) a default by such Lender or (y) a suspension or limitation of the right of the Borrower to select LIBOR Loans pursuant to the terms of this Agreement) a borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Revolving Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Revolving Loans pursuant to SECTION 9.2),
(iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this SECTION 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SECTION 2.18. Determinations by any Lender for purposes of this SECTION 2.18 of any such losses, expenses or liabilities shall, absent manifest error, be conclusive, provided that such determinations are made in good faith.


                                  ARTICLE III

                               LETTERS OF CREDIT

         3.1 Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Amendment Effective Date and prior to the earlier of (i) the seventh day prior to the Revolving Credit Maturity Date and (ii) the Revolving Credit Termination Date, and upon request by the Borrower in accordance with the provisions of SECTION 3.2, issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the "Letters of Credit"). The Stated Amount of each Letter of Credit shall not be less than $250,000. Notwithstanding the foregoing:

         (a) No Letter of Credit shall be issued the Stated Amount upon issuance of which (i) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed $5,000,000 or, (ii) when added to the sum of (x) the aggregate Letter of Credit Exposure of all Lenders at such time,
(y) the aggregate principal amount of all Revolving Loans then outstanding, and
(z) the aggregate principal amount of all Swingline Loans then outstanding, would exceed the Total Revolving Credit Commitments at such time;

         (b) Unless the Issuing Lender otherwise agrees, there shall not be more than five (5) Letters of Credit issued and outstanding at any time;

         (c) No Letter of Credit shall be issued that by its terms expires later than the seventh day prior to the Revolving Credit Maturity Date or, in any event, more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Revolving Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and

         (d) The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Amendment Effective Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Amendment Effective Date and that the Issuing Lender in good faith deems material to it, or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in SECTIONS 4.1 (if applicable) or 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of subsection
(a) above.

         3.2 Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Issuing Lender written notice (with a copy to the Agent) not later than 11:00 a.m., Charlotte time, three (3) Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a "Letter of Credit Notice") shall be irrevocable, shall be given in the form of EXHIBIT E and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Agent of such issuance, and the Agent will give prompt notice thereof to each Lender.

         3.3 Participations. Immediately upon the issuance of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Credit Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, pro rata (based on the percentage of the aggregate Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in SECTION 2.9(d) shall be payable directly to the Issuing Lender as provided therein, and such Lenders shall have no right to receive any portion thereof. Upon any change in the Revolving Credit Commitments of any of the Lenders pursuant to SECTION 11.7(a), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new pro rata shares of the assigning Lender and the Assignee.

         3.4 Reimbursement. The Borrower hereby agrees to reimburse the Issuing Lender by making payment to the Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a "Reimbursement Obligation") immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment, together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 1:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Alternate Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. The Issuing Lender will provide the Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower's obligations under this Section or any other provision of this Agreement. The Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section.

         3.5 Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to SECTION 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to SECTION 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Agent, and the Agent will promptly notify each Lender with a Revolving Credit Commitment, of such failure. If the Agent gives such notice prior to 11:00 a.m., Charlotte time, on any Business Day, each such Lender will make available to the Agent, for the account of the Issuing Lender, its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds. If the Agent gives such notice after 11:00 a.m., Charlotte time, on any Business Day, each such Lender shall make its Pro Rata Share of such amount available to the Agent on the next succeeding Business Day. If and to the extent any such Lender shall not have so made its Pro Rata Share of the amount of such payment available to the Agent, such Lender agrees to pay to the Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Agent. The failure of any such Lender to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any such other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any such other Lender to make available to the Agent such other Lender's Pro Rata Share of any such payment. Each such payment by a Lender with a Revolving Credit Commitment under this SECTION 3.5 of its Pro Rata Share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Lender (the Borrower being deemed to have given a timely Notice of Revolving Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Revolving Credit Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

         3.6 Payment to Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Agent has received, for the account of the Issuing Lender, any payments from the Lenders with a Revolving Credit Commitment pursuant to SECTION 3.5, the Issuing Lender will promptly pay to the Agent, and the Agent will promptly pay to each Lender with a Revolving Credit Commitment that has paid its Pro Rata Share thereof, in immediately available funds, an amount equal to such Lender's ratable share (based on the proportionate amount funded by such Lender to the aggregate amount funded by all Lenders) of such Reimbursement Obligation.

         3.7 Obligations Absolute. The Reimbursement Obligations of the Borrower, and the obligations of the Lenders with a Revolving Credit Commitment under SECTION 3.5 to make payments to the Agent, for the account of the Issuing Lender, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of the Issuing Lender, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

         (a) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

         (b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

         (c) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

         (d) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

         (e) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit, any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

         (f) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

         (g)     The occurrence of any Default or Event of Default; or

         (h) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each Lender and shall not create or result in any liability of the Issuing Lender to the Borrower or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender's gross negligence or willful misconduct, (i) the Issuing Lender's acceptance in good faith of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, (ii) the Issuing Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be





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


inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.

         3.8     Cash Collateral Account.  At any time and from time to time
(i) after the occurrence and during the continuance of an Event of Default, the Agent, at the direction or with the consent of the Required Lenders, may require the Borrower to deliver to the Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under SECTION 2.6(b), or to the extent any amount of a required prepayment under any of SECTIONS 2.6(c) through 2.6(d) remains after prepayment of all outstanding Loans and Reimbursement Obligations and termination of the Revolving Credit Commitments and the Swingline Commitments, as contemplated by SECTION 2.6(g), the Agent will retain such amount as may then be required to be retained pursuant to SECTION 2.6(g), such amounts in each case under clauses (i) and (ii) above to be held by the Agent in a cash collateral account (the "Cash Collateral Account"). The Borrower hereby grants to the Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Borrower's Reimbursement Obligations as and when the same shall arise. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall (i) with respect to any amounts held by the Agent pursuant to
SECTION 2.6(g), be immediately returned to the Borrower (together with any interest or of earnings thereon) and (ii) with respect to any amounts held by the Agent pursuant to clause (i) of the first sentence of this SECTION 3.8 be held by the Agent, for the benefit of the Borrower, to be applied against the Obligations, if any, in such order and manner as the Agent may direct. If the Borrower is required to provide cash collateral pursuant to SECTION 2.6(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the sum of (x) the aggregate principal amount of all Revolving Loans outstanding at such time, (y) the aggregate principal amount of all Swingline Loans outstanding at such time and (z) the aggregate Letter of Credit Exposure of all Lenders at such time would not exceed the aggregate Revolving Credit Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived together with all interest and other earnings thereon.

         3.9 Effectiveness. Notwithstanding any termination of the Revolving Credit Commitments or repayment of the Loans, or both, the obligations of the Borrower under this ARTICLE III shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.


                                   ARTICLE IV

                          CONDITIONS TO EFFECTIVENESS

         4.1 Conditions of Initial Borrowing. The effectiveness of this Agreement, the amendment and restatement of the Original Credit Agreement and the obligation of each Lender to make Revolving Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent:

         (a) The Agent shall have received the following, each dated as of the Amendment Effective Date (unless otherwise specified) and, except for the Revolving Credit Notes and any certificates or instruments required to be delivered under the Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement, in sufficient copies for each Lender:

                          (i) a Revolving Credit Note for each Lender with a Revolving Credit Commitment that is a party hereto as of the Amendment Effective Date, in the amount of such Lender's Revolving Credit Commitment; and a Swingline Note for the Swingline Lender, in the amount of the Swingline Commitment, in each case duly completed in accordance with the relevant provisions of SECTION 2.4 and executed by the Borrower;

                          (ii) the Subsidiary Guaranty, duly completed and executed by each of the Wholly Owned Subsidiaries of the Borrower (other than Eclipsys Limited);

                          (iii) the Borrower Pledge and Security Agreement, duly completed and executed by the Borrower, and the Subsidiary Pledge and Security Agreement, duly completed and executed by each of the Subsidiaries of the Borrower (other than Eclipsys Limited), in each case together with any certificates evidencing the interests being pledged thereunder as of the Amendment Effective Date and undated stock powers for any such certificate, duly executed in blank, and any promissory notes being pledged thereunder, duly endorsed in blank (or, in the case of uncertificated interests, appropriately completed and duly executed instructions for registration and notification thereof);

                          (iv) the favorable opinion of Hale and Dorr LLP, special counsel to the Borrower and its Subsidiaries, in substantially the form of EXHIBIT I, addressed to the Agent and the Lenders and addressing such other matters as the Agent or any Lender may reasonably request; and

                          (v) the Subordination Agreement, duly executed by the Borrower and each of the parties thereto.

         (b) The Agent shall have received a certificate, signed by the chief executive officer, president or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Amendment Effective Date, and (ii) no Default or Event of Default has occurred and is continuing.

         (c) The Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower, in form and substance satisfactory to the Agent, certifying (i) that attached thereto is a true and complete copy of the certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower and all amendments thereto, as in effect on the date of such certificate and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of such other Credit Documents on behalf of the Borrower.

         (d) The Agent shall have received a certificate of the secretary or an assistant secretary of each Subsidiary, in form and substance satisfactory to the Agent, certifying (i) that attached thereto is a true and complete copy of the certificate or articles of incorporation and all amendments thereto of such Subsidiary, certified as of a recent date by the Secretary of State (or other similar official) of such Subsidiary's jurisdiction of incorporation, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of such Subsidiary, as in effect on the date of such certificate and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of such Subsidiary authorizing the execution, delivery and performance by such Subsidiary of the Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Subsidiary executing any of such Credit Documents on behalf of such Subsidiary.

         (e) The Agent shall have received (i) a certificate as of a recent date of the good standing of each of the Borrower and each of its Subsidiaries under the laws of its jurisdictions of incorporation, and (ii) a certificate as of a recent date of the qualification of each of the

Borrower and each of its Subsidiaries to conduct business as a foreign corporation in each state where such Person is so qualified.

         (f) All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement shall have been obtained (without the imposition of conditions that are not acceptable to the Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Agent shall have received such copies thereof as it shall have requested except for any of the foregoing the failure of which to obtain or be in full force and effect would not reasonably be expected to have a Material Adverse Effect; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, or that, in the opinion of the Agent, could reasonably be expected to have a Material Adverse Effect.

         (g) The Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including, without limitation, the filing of duly completed UCC-1 financing statements in each jurisdiction listed on Annex A to the Borrower Pledge and Security Agreement or the Subsidiary Pledge and Security Agreement, as applicable) necessary or, in the reasonable opinion of the Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

         (h) Since December 31, 1997, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

         (i) The Borrower shall have paid (i) to First Union, the fee described in the second paragraph of the Fee Letter, (ii) all other fees and expenses of the Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Amendment Effective Date (including reasonable fees and expenses of counsel to the Agent) in connection with this Agreement and the transactions contemplated hereby and (iii) to the appropriate Person(s), unpaid and outstanding interest accrued on the Existing Revolving Loans as of the Amendment Effective Date.

         (j) The Agent shall have received a Financial Condition Certificate, together with the Pro Forma Balance Sheet and the Projections as described in SECTIONS 5.11(c) and 5.11(d), all of which shall be in form and substance satisfactory to the Agent.

         (k) The Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of SECTION 6.6 and those provisions of the Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement relating to the maintenance of insurance have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on SCHEDULE 5.17 and all other or additional coverages required under the Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement and naming the Agent as loss payee or additional insured, as its interests may appear; and the Agent shall have received a collateral assignment of the key-man life insurance required under SECTION 6.6(B), duly completed and executed by the Borrower and in form and substance satisfactory to the Agent.

         (l) The Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of the initial Revolving Loans to be made hereunder.

         (m) The Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with this Agreement as it shall have reasonably requested.

         4.2 Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Revolving Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to SECTION 2.2(e)) and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

         (a) The Agent shall have received a Notice of Revolving Borrowing in accordance with SECTION 2.2(b) or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with SECTION 2.2(d), or (together with the Issuing Lender) a Letter of Credit Notice in accordance with SECTION 3.2, as applicable;

         (b)     Each of the representations and warranties contained in
ARTICLE V and in the other Credit Documents shall be true and correct in all material respects on and as of such Borrowing Date (including the Amendment Effective Date, in the case of the initial Revolving Loans made hereunder) or date of issuance with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent the facts upon which such representation and warranty are based may be changed as a result of a transaction or occurrence permitted or contemplated hereby or such representation or warranty relates solely to a prior date, in which case such representation or warranty shall be true and correct as of such date); and

         (c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

         Each giving of a Notice of Revolving Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Agent and the Lenders, as follows:

         5.1 Corporate Organization and Power. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

         5.2 Authorization; Enforceability. Each of the Borrower and its Subsidiaries has taken all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Borrower and its Subsidiaries to the extent a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

         5.3 No Violation. The execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, compliance by it with the terms hereof and thereof, and the consummation of the transactions contemplated by the Credit Documents, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) except as set forth on SCHEDULE 5.3, conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, loan agreement or other material agreement or instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, (iii) require any approval of its stockholders that has not been obtained, or (iv) except for the Liens granted pursuant to the Security Documents and Permitted Liens, result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is subject to any restriction or encumbrance on its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or, except as set forth on SCHEDULE 5.3, to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) the Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in any lease governing a leasehold interest and

(iv) customary non-assignment provisions in any license governing Intellectual Property (as defined in SECTION 5.12) provided by a third party.

         5.4     Authorizations; Permits.

         (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority is required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings listed on SCHEDULE 5.4, and (ii) filings of Uniform Commercial Code financing statements and other instruments necessary to perfect the Liens created by the Security Documents.

         (b) Each of the Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure of which to obtain, or to be in good standing with respect to, would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

         5.5 Litigation. Except as set forth on SCHEDULE 5.5, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower threatened, at law, in equity or in arbitration, before any court, arbitrator or Governmental Authority, (i) against or affecting the Borrower, any of its Subsidiaries or any of their respective properties that would, if adversely determined, be reasonably expected to have a Material Adverse Effect, or (ii) that question the legality, validity or enforceability of this Agreement or any Credit Documents.

         5.6 Taxes. Except as set forth in SCHEDULE 5.6, each of the Borrower and its Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it or has obtained extensions for filing and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. Except as set forth on SCHEDULE 5.6, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower or any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles. Except with respect to the taxes set forth on SCHEDULE 5.6, neither the Borrower nor, to the knowledge of the Borrower, any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

         5.7 Subsidiaries. SCHEDULE 5.7 sets forth a list, as of the Amendment Effective Date, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower in each class of its Capital Stock and each direct owner thereof. Except for the shares of Capital Stock expressly indicated on SCHEDULE 5.7, there are no shares of Capital Stock or warrants, rights, options or other equity securities of any Subsidiary of the Borrower outstanding or reserved for any purpose. All outstanding shares of Capital Stock of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable. The Borrower or the applicable Subsidiary indicated on SCHEDULE 5.7 is the sole legal, record and beneficial owner of, and has good and valid title to, all such Capital Stock, free and clear of all Liens other than the Liens created pursuant to the Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement.

         5.8 Full Disclosure. As of the Amendment Effective Date, (i) none of the Credit Documents, nor any other document or certificate furnished to the Agent or any Lender by or on behalf of the Borrower at the Closing, contains any untrue statement of a material fact, and (ii) the Credit Documents delivered at the Closing, together with all other documents and certificates furnished to the Agent or any Lender by or on behalf of the Borrower at the Closing, taken as a whole, do not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         5.9 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations G, U or X or any provision of the Exchange Act.

         5.10 No Material Adverse Change. Except as set forth on SCHEDULE 5.10, there has been no Material Adverse Change relating to the Borrower or its Subsidiaries since December 31, 1997 and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Change.

         5.11    Financial Matters.

         (a) The unaudited balance sheet of the Borrower and its Subsidiaries as of December 31, 1997 and the related statements of income, stockholders equity and cash flows for the fiscal year period then ended, copies of which have been delivered to the Agent, have been prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of notes required by Generally Accepted Accounting Principles and to normal year-end adjustments) and fairly present the financial position of the Borrower as of such date and the results of operations of the Borrower for the period covered thereby.

         (b) Except (i) as fully reflected in the financial statements referred to in subsection (a) above (including the notes thereto, if any), (ii) incurred in the ordinary course of business since the respective dates of such financial statements and (iii) for the obligations of the Borrower and its Subsidiaries under the Credit Documents, neither the Company nor any of its Subsidiaries has any material direct or indirect obligations or liabilities of any kind, whether or not required by Generally Accepted Accounting Principles to be set forth on financial statements.

         (c) The unaudited consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of December 31, 1997 has been delivered to the Agent and appears in the Borrower's Form S-1, filed on April 23, 1998 (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet has been prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of footnotes required by Generally Accepted Accounting Principles and subject to normal year-end adjustments) and, subject to stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly the consolidated financial position of the Borrower and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein.

         (d) The Borrower has prepared, and has furnished to the Agent a copy of, consolidated and consolidating pro forma projected statements of income of the Borrower and its Subsidiaries for the three-year period beginning January 1, 1998, prepared on a quarterly basis for fiscal year 1998 and on an annual basis thereafter, giving effect to the consummation of the Credit Documents, the extensions of credit made under this Agreement, the payment of transaction fees and expenses related to the foregoing (the "Projections"). In the opinion of management of the Borrower, the assumptions used in the preparation of the Projections were reasonable when made and continue to be reasonable as of the Amendment Effective Date, subject to the uncertainties and approximations inherent in any projection. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower and represent, as of the Amendment Effective Date, a reasonable estimate of the future performance of the Borrower and its Subsidiaries it being acknowledged by the Agent and the Lenders that these projections as to future events are subject to the uncertainties and estimations inherent in any projections and that actual results during the periods covered by such Projections may differ from the projected results (and that such differences may be material and adverse).

         5.12    Ownership of Properties.

         (a) Each of the Borrower and its Subsidiaries (i) has good and marketable title to all real property owned by it (if any), (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (iii) owns or has valid rights to use patents, trade secrets, copyrights, trademarks, service marks, trade names, know-how, computer software and other similar assets (collectively, "Intellectual Property") sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material infringement of the intellectual property rights of others, and (iv) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in SECTION 5.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under (i), (ii), (iii) and (iv) above free and clear of all Liens other than Permitted Liens. Except as set forth on SCHEDULE 5.12(a), no claim of which the Borrower is aware has been asserted by any Person challenging or questioning the rights of the Borrower or any of its Subsidiaries to use any Intellectual Property or the validity of any Intellectual Property owned or used by the Borrower or any of its Subsidiaries, nor does the Borrower know of any valid basis for any such claim.

         (b) SCHEDULE 5.12(b) lists, as of the Amendment Effective Date, all real property leasehold interests of each of the Borrower and its Subsidiaries, indicating in each case the identity of the lessors, the nature of the leased premises and the address of the property. As of the Amendment Effective Date, neither the Borrower nor any of its Subsidiaries owns any fee interest in any real property.

         5.13 ERISA. Each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event has occurred and is continuing or, to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in either case that could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has any material liability to a Multiemployer Plan.

         5.14    Environmental Matters.

         (a) Except in each case as would not reasonably be expected to have a Material Adverse Effect, (i) no Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property leased, owned or operated by the Borrower or any of its Subsidiaries, except in material compliance with all applicable Environmental Laws, (ii) no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries, has been contaminated by any Hazardous Substance; and (iii) no portion of any real property leased, owned or operated by the Borrower or any of its Subsidiaries has been or is presently the subject of a remedial action. The Borrower has delivered to the Agent all environmental audits and assessments (if any) in its possession relating to any real property owned, leased or operated by the Borrower or any of its Subsidiaries.

         (b) Except in each case as would not reasonably be expected to have a Material Adverse Effect, (i) no portion of any real property leased, owned or operated by the Borrower or any of its Subsidiaries has been used as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; (ii) no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems; and (iii) there are not and have never been any underground storage tanks situated on any real property leased, owned or operated by the Borrower or any of its Subsidiaries.

         (c) Each of the Borrower and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to their respective operations, and all such licenses and permits are being maintained in good standing, and each of the Borrower and its Subsidiaries is in compliance with all material terms and conditions of such licenses and permits, except for any such licenses or permits the failure to obtain, maintain or comply with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         (d)     Neither the Borrower nor any of its Subsidiaries has received
(i) any notice or claim to the effect that it is or may be liable to any Person under any Environmental Law, including, without limitation, any claim relating to any Hazardous Substances, except as could not reasonably be expected to have a Material Adverse Effect, or (ii) any letter or request for information under
Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable foreign or state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect, and, to the Borrower's knowledge, neither the Borrower nor any of its Subsidiaries is involved in any investigation, response or corrective action relating to or in connection with any Hazardous Substances at any real property occupied by such Person or at any other location, except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect.

         (e) Neither the Borrower nor any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

         (f) Neither the Borrower nor any of its Subsidiaries nor any of their respective properties or operations is subject to any outstanding written order or agreement with any Governmental Authority or private party relating to any actual or potential violation of or liability under any Environmental Laws or any Environmental Claims, except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect.

         (g) Neither the Borrower nor any of its Subsidiaries, nor, to the Borrower's knowledge, any predecessor thereof, has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.

         (h) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any property of the Borrower or any of its Subsidiaries, except for any such Lien which would not reasonably be expected to have a Material Adverse Effect.

         (i) All activities and operations of each of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

         5.15 Compliance With Laws. Except as set forth on SCHEDULE 5.15, each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, except for any filings the failure of which to make, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

         5.16 Regulated Industries. Neither the Borrower nor any of its Subsidiaries is (i) an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to regulation under the Federal Power Act.

         5.17 Insurance. SCHEDULE 5.17 lists and summarizes all insurance policies or programs carried or maintained by the Borrower and its Subsidiaries as of the Amendment Effective Date. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by companies similarly situated and engaged in the same or similar businesses.

         5.18 Certain Contracts. SCHEDULE 5.18(a) lists, as of the Amendment Effective Date, each contract, agreement or commitment, written or oral (other than oral agreements terminable at will by either party), to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject and that (i) relates to employment of senior executives or labor matters, (ii) evidences or relates to Indebtedness in excess of $50,000, (iii) involves aggregate consideration payable to or by any party thereto of $500,000 or more, or (iv) is otherwise material to the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, in each case including customer orders and letters of intent, and also indicates the parties, subject matter and term (except with respect to agreements with third party vendors) thereof. Except as set forth on SCHEDULE 5.18(b), as of the Amendment Effective Date, each such contract is in full force and effect, and neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any other party thereto, is in default under any such contract.

         5.19 Capitalization. On the Amendment Effective Date, the authorized capital stock of the Borrower consists of (i) 50,000,000 shares of Common Stock ("Class A Common Stock" as defined in the Preferred Stock Purchase Agreement), of which 6,300,000 shares are issued and





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


outstanding, (ii) 3,000,000 shares of Non-Voting Common Stock ("Class of Common Stock" as defined in the Preferred Stock Purchase Agreement), of which no shares are issued and outstanding, (iii) 30,000 shares of Series B Preferred Stock (as defined in the Preferred Stock Purchase Agreement), all of which are outstanding and issued to First Union Corporation ("FUCP") and BT Investment Partners, Inc. ("BT"), (iv) 25,000 shares of Series C 8.5% Cumulative Redeemable Preferred Stock (as defined in the Preferred Stock Purchase Agreement), 15,500 of which are outstanding and issued to Alltel Information Services, Inc., (v) 7,200,000 shares of Series D Preferred Stock (as defined in the Preferred Stock Purchase Agreement), of which 7,058,786 are outstanding and issued to General Atlantic Partners 38, L.P., GAP Coinvestment Partners, L.P. ("GAP Coinvestment"), Wilfam Ltd., Brean Murray Associates IHS, L.P. ("Brean Murray"), Gerald Manolovici, St. Paul Venture Capital IV, L.L.C., Peter Karmanos, Jr., and AIS, (vi) 920,000 shares of Series E Preferred Stock (as defined in the Preferred Stock Purchase Agreement), of which 896,431 are outstanding and issued to FUCP and BT, (vii) 1,530,000 shares of Series F Preferred Stock (as defined in the Preferred Stock Purchase Agreement), of which 1,478,097 are outstanding and issued to General Atlantic Partners 28, L.P. ("GAP 28"), GAP Coinvestment, Brean Murray and Manolovici, (viii) 900,000 shares of Series G Convertible Preferred Stock, (as defined in the Series G Preferred Stock Purchase Agreement) par value $.01 per share, all of which are outstanding and issued to GAP Coinvestment and General Atlantic Partners 47, L.P., a Delaware limited partnership, and (ix) 1,100,000 shares, par value $.0l per share, of undesignated preferred stock. SCHEDULE 5.19 sets forth a true and complete list of the stockholders of the Borrower and, opposite the name of each stockholder, the amount of all outstanding Capital Stock and all securities or obligations convertible or exchangeable or exercisable for shares of Capital Stock of the Borrower (including options, warrants, or other subscription or purchase rights with respect to such Capital Stock) owned by such stockholder.

         5.20 Security Documents. The provisions of each of the Security Documents (whether executed and delivered prior to or on the Amendment Effective Date or thereafter) are and will be effective to create in favor of the Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each of the Borrower and its Subsidiaries to the extent a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) in the case of uncertificated securities, compliance with Section 8-313 (or its successor provision) of the applicable Uniform Commercial Code, and (v) the possession by the Agent of any certificates evidencing the securities pledged thereby, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of each of the Borrower and its Subsidiaries in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

         5.21 Solvency. The Borrower and each of its Subsidiaries is Solvent.





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



                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that, until the termination of the Revolving Credit Commitments, the Swingline Commitment, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

         6.1     Financial Statements.  The Borrower will deliver to each
Lender:

         (a) As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (or, if later, within 10 days after the Borrower's receipt of the audit report for the previous fiscal year, with respect to the first quarter only), beginning with the fiscal quarter ending June 30, 1998, unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating (with respect to the Borrower, on the one hand, and Eclipsys Solutions Corp. and its Subsidiaries, on the other hand) statements of income, retained earnings and cash flows for the Borrower and its consolidated Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative budgeted figures for such period and comparative figures as of the end of and for the corresponding period in the preceding fiscal year, all prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter and certified by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and consolidated and consolidating results of operations of the Borrower and its consolidated Subsidiaries as of the dates and for the periods indicated;

         (b) As soon as available and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 1999, (i) an audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows for the Borrower and its consolidated Subsidiaries for the fiscal year then ended, in each case setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for the fiscal year then ended, and including the notes thereto, and (ii) unaudited consolidating (with respect to the Borrower, on the one hand, and Eclipsys Solutions Corp. and its consolidated Subsidiaries, on the other hand) statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, all prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with those of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, certified (with respect to the unaudited statements) by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and consolidated and consolidating results of operations of the Borrower and its consolidated Subsidiaries as of the dates and for the





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


periods indicated, together (in the case of the audited statements) with (y) a report thereon by Price Waterhouse LLP or another certified public accounting firm of recognized national standing reasonably acceptable to the Required Lenders that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of the dates and for the periods indicated in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during such year, and (z) a certificate by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its consolidated Subsidiaries, such accountants obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit (provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of an audit conducted in accordance with Generally Accepted Auditing Standards).

         6.2 Other Business and Financial Information. The Borrower will deliver or provide to each Lender:

         (a) Concurrently with each delivery of the financial statements described in SECTION 6.1(a) or SECTION 6.1(b), (i) a Compliance Certificate in the form of EXHIBIT K with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in SECTIONS 7.1 through 7.4 as of the last day of the period covered by such financial statements, and (ii) an accounts receivable aging schedule as of the last day of such period;

         (b) As soon as available, but in any event not later than 30 days prior to the end of each fiscal year, a consolidated operating budget prepared on a quarterly basis for the Borrower and its Subsidiaries for the next fiscal year;

         (c) Promptly upon receipt thereof, copies of any management letter delivered to the Borrower by its independent certified public accountants in connection with each annual audit of the Borrower and its Subsidiaries;

         (d) Promptly upon the sending, filing or receipt thereof, copies of (i) all regular, periodic and special reports, proxy statements, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange and (ii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;





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


         (e) Promptly upon (and in any event within five (5) Business Days after) obtaining knowledge thereof, written notice of any of the following:

                          (i) the occurrence of any Default or Event of Default;

                          (ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that seeks to enjoin or otherwise prevent the consummation of, or to recover damages or obtain relief as a result of, any of the Credit Documents, or that could, if adversely determined, be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, and any material and adverse development in any litigation or other proceeding previously reported pursuant to SECTION 5.5 or this SECTION 6.2(e)(ii);

                          (iii) the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority of any notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, could be reasonably expected to have a Material Adverse Effect;

                          (iv) the occurrence of any ERISA Event, together with (i) a written statement of the chief executive officer or a Financial Officer of theBorrower specifying the details of such ERISA Event and the action that the Borrower has taken, is taking and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (iii) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

                          (v) the termination, resignation or replacement of any of the chairman, chief executive officer, or president of the Borrower or Eclipsys Solutions Corp. and (together with copies thereof) the execution of any material modification of any existing employment agreement, or any new employment agreement, with any such officer (unless notice has previously been delivered pursuant to SECTION 8.10);

                          (vi) the payment or assertion of a claim for payment of any amount in excess of $50,000 by any party to the Merger Agreement under SECTIONS 4.4, 10.1 or 10.2 of the Merger Agreement (without regard to the "basket" limitation set forth in SECTION 10.6 thereof), or any other notices delivered or received by the Borrower or any of its Subsidiaries under the Merger Agreement;

                          (vii) the occurrence of any breach, default or event of default under (i) the leases identified on SCHEDULE 5.12(b) relating to leased properties in Atlanta, Georgia, Roseland, New Jersey, or San Jose, California, or (ii) any other lease of real property under which the Borrower or any Subsidiary is lessee which breach or default could reasonably be expected to have a Material Adverse Effect.

                          (viii) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any material contract or agreement to which the Borrower or any of its Subsidiaries is a party, the termination or cancellation of which could be reasonably expected to have a Material Adverse Effect;

                          (ix) the occurrence of any of the following: (i) the assertion of any Environmental Claim against or affecting the Borrower, any of its Subsidiaries or any real property leased, owned or occupied by the Borrower or any of its Subsidiaries; (ii) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or
         (iii) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, owned or occupied by the Borrower or any of its Subsidiaries; but in each case under clauses (i), (ii) and (iii) above, only to the extent the same could be reasonably expected to have a Material Adverse Effect; and

                          (x) any other matter or event that has, or could be reasonably expected to have, a Material Adverse Effect, together with a written statement of the chief executive officer or a Financial Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken, is taking and proposes to take with respect thereto;

         (f) At the same time required to be provided to the holders of the Borrower's Preferred Stock or the Warrants, any information or notice required to be provided to such holders pursuant to the Series A Agreement, the Preferred Stock Purchase Agreement, the Warrants or the certificate of incorporation of the Borrower;

         (g) As soon as reasonably practicable after the consummation of any Permitted Acquisition, and to the extent not previously provided, copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith;

         (h) Promptly upon completion thereof, copies of all material amendments to the certificate or articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries; and

         (i) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries (including any Plan and any information required to be filed under ERISA, and including any statements, audits or other reports submitted by or on behalf of the Borrower or any of its Subsidiaries to any state Governmental Authority) as the Agent or any Lender may from time to time reasonably request.

         6.3 Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its corporate existence, except as permitted otherwise by SECTION 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

         6.4 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not be reasonably expected to have a Material Adverse Effect.

         6.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably expected to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, unless and until any tax lien notice has become effective with respect thereto or until any Lien resulting therefrom attaches to its properties and becomes enforceable against its other creditors.

         6.6     Insurance.

         (a) The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies of established reputation engaged in the same or similar businesses similarly situated, and maintain such other or additional insurance on such terms and subject to such conditions as may be required under any Security Document.

         (b) Until the consummation of a Qualified Public Offering, the Borrower shall maintain and collaterally assign to the Agent, for the benefit of the Lenders, at least $5,000,000 in key man life insurance on the life of Harvey J. Wilson with such insurance companies as shall be determined by the Borrower (provided that such insurance companies shall be reasonably acceptable to the Agent).

         6.7 Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with Generally Accepted Accounting Principles and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and
(ii) permit employees or agents of the Agent or any Lender to inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that the Borrower shall not be required to reimburse the Agent or any Lender in excess of $10,000 per year for the out-of-pocket or any other expenses incurred in connection with the administration, monitoring and reviewing of the Loans and the Collateral, including, without limitation, for travel, meals, long-distance telephone, wire transfer fees and facsimile transmission charges and copying; provided, however, that all such expenses incurred upon or during the continuation of any Event of Default shall not be included in the calculation of the $10,000 amount referred to above and shall be paid by the Borrower without regard to amount, subject to the other limitations set forth herein.

         6.8 Creation or Acquisition of Subsidiaries. Subject to the provisions of SECTION 8.6, the Borrower may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Wholly Owned Subsidiaries of the Borrower may create or acquire new Wholly Owned Subsidiaries, provided that:

         (a) Concurrently with the creation or direct or indirect acquisition by the Borrower thereof, each such new Wholly Owned Subsidiary (unless such Subsidiary is a Designated Non-Guarantor Subsidiary) will execute and deliver to the Agent (i) a joinder to the Subsidiary Guaranty, pursuant to which such new Wholly Owned Subsidiary shall become a guarantor thereunder and shall agree to guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, and (ii) a joinder to the Subsidiary Pledge and Security Agreement, pursuant to which such new Wholly Owned Subsidiary shall grant to the Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Subsidiary Guaranty, subject only to Permitted Liens;

         (b) Concurrently with the creation or acquisition of any new Wholly Owned Subsidiary the Capital Stock of which is directly owned by the Borrower, the Borrower will execute and deliver to the Agent an amendment or supplement to the Borrower Pledge and Security Agreement, pursuant to which all of the Capital Stock of such new Wholly Owned Subsidiary and any promissory notes from such new Wholly Owned Subsidiary to the Borrower shall be pledged to the Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank and any such promissory notes duly endorsed in blank; and concurrently with the creation or acquisition of any new Wholly Owned Subsidiary the Capital Stock of which is directly owned by another Wholly Owned Subsidiary (the "Parent





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


Subsidiary"), the Parent Subsidiary will execute and deliver to the Agent a joinder, amendment or supplement (as applicable) to the Subsidiary Pledge and Security Agreement, pursuant to which all of the Capital Stock of such new Wholly Owned Subsidiary and any promissory notes from such new Wholly Owned Subsidiary to the Parent Subsidiary shall be pledged to the Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank and any such promissory notes duly endorsed in blank;

         (c) As promptly as reasonably possible, the Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Wholly Owned Subsidiary), in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request in connection therewith and will take such other action as the Agent may reasonably request to create in favor of the Agent a first priority perfected security interest in the Collateral being pledged pursuant to the documents described above, subject only to Permitted Liens; and

         (d) Each newly formed or acquired Wholly Owned Subsidiary shall hold assets located solely in, and shall be organized under the laws of any jurisdiction of, the United States of America.

         6.9 Year 2000. Borrower shall use its best commercial efforts to assure that the Borrower's and its Subsidiaries' computer based systems are able to operate and effectively process data, including dates, on and after January 1, 2000. At the request of the Agent, the Borrower shall provide the Agent assurance acceptable to the Agent of the Borrower's and its Subsidiaries' Year 2000 capability.

         6.10    Additional Security; Further Assurances.

         (a) The Borrower will, and will cause each of its Subsidiaries (other than Designated Non-Guarantor Subsidiaries) to, grant to the Agent from time to time security interests, Liens and mortgages in and upon such real properties of the Borrower or such Subsidiary as are not covered by the Security Documents executed and delivered on the Amendment Effective Date or pursuant to SECTION 6.8 or as may be requested from time to time by the Required Lenders (including, without limitation, Liens on real properties acquired by the Borrower or such Subsidiary in connection with any Permitted Acquisition); provided that the Borrower will not be obligated to execute and deliver leasehold mortgages with respect to the leased properties set forth on
SCHEDULE 5.12(b) as of the Amendment Effective Date. Such security interests, Liens and mortgages shall be granted pursuant to documentation in form and substance satisfactory to the Required Lenders and shall constitute valid and perfected security interests and Liens superior to and prior to the rights of all other Persons and subject to no Liens other than Permitted Liens. Without limitation of the foregoing, in connection with the grant of any mortgage or deed of trust with respect to any fee or leasehold interest in real property, the Borrower will, and will cause each applicable Subsidiary to, at the Borrower's expense, prepare, obtain and deliver to the Agent any environmental assessments, appraisals, surveys, title insurance and other matters or documents (including, without limitation, Landlord Consents) as the Agent may reasonably request or as may be required under applicable banking laws and regulations.

         (b) The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Agent and the Lenders under this Agreement and the other Credit Documents.

                                  ARTICLE VII

                              FINANCIAL COVENANTS

         The Borrower covenants and agrees that, until the termination of the Revolving Credit Commitments, the Swingline Commitment, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

         7.1 Ratio of Consolidated Funded Debt to Annualized EBITDA. The Borrower will not permit the ratio of Consolidated Funded Debt to Annualized EBITDA (i) as of the last day of any fiscal quarter ending prior to the successful consummation of a Qualified Public Offering, to be greater than 2.5 to 1.0, and (ii) as of the last day of any fiscal quarter ending after or concurrently with the successful consummation of a Qualified Public Offering, to be greater than 3.0 to 1.0.

         7.2 Ratio of Annualized EBITDA to Annualized Interest Expense. The Borrower will not permit the ratio of Annualized EBITDA to Annualized Interest Expense to be less than 3.0 to 1.0 as of the last day of any fiscal quarter.

         7.3 Ratio of Consolidated Funded Debt to Consolidated Total Capital. The Borrower will not permit the ratio of Consolidated Funded Debt to Consolidated Total Capital (i) as of the last day of any fiscal quarter ending prior to the successful consummation of a Qualified Public Offering, to be greater than 0.6 to 1.0, and (ii) as of the last day of any fiscal quarter ending after or concurrently with the successful consummation of a Qualified Public Offering, to be greater than 0.5 to 1.0.

         7.4 Capital Expenditures. The Borrower will not permit Capital Expenditures during any fiscal year to exceed 6% of the Consolidated Net Revenues for the previous fiscal year.





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




                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that, until the termination of the Revolving Credit Commitments, the Swingline Commitment, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all other amounts then due and owing hereunder:

         8.1 Merger; Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries (other than Eclipsys Limited) to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

                          (i) the Borrower may merge or consolidate with another Person so long as (w) the Borrower is the surviving entity,
         (x) if such other Person is a Subsidiary immediately prior to giving effect thereto, the aggregate of any cash or other assets of the Borrower or any of its Subsidiaries received as consideration pursuant to such transaction by Persons other than the Borrower or a Wholly Owned Subsidiary shall be deemed to constitute an Investment made by the Borrower pursuant to clause (x) of SECTION 8.6, (y) if such other Person is not already a Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of SECTION 8.6(vi) shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

                          (ii) any Subsidiary may merge or consolidate with another Person so long as (w) the surviving entity is the Borrower or a Wholly Owned Subsidiary and a party to the Subsidiary Guaranty or this Agreement, (x) if such other Person is a Subsidiary immediately prior to giving effect thereto, the aggregate of any cash or other assets of the Borrower or any of its Subsidiaries received as consideration pursuant to such transaction by Persons other than the Borrower or a Wholly Owned Subsidiary shall be deemed to constitute an Investment made by the Borrower pursuant to (x) of SECTION 8.6, (y) if such other Person is not already a Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of SECTION 8.6(vi) shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist.

         8.2 Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

                          (i) Indebtedness incurred under this Agreement, the Notes and the other Credit Documents;

                          (ii) unsecured Indebtedness of the Borrower and Wholly Owned Subsidiaries that is expressly subordinated and made junior in right and time of payment to the prior payment in full of the Obligations and that is evidenced by one or more written agreements or instruments the terms, conditions and provisions (including, without limitation, covenants, events of default and subordination provisions) of which are satisfactory in form and substance to the Required Lenders in their sole discretion, and that, at a minimum and without limitation, (1) bears a stated maturity date not earlier than one year after the Revolving Credit Maturity Date, (2) does not by its terms provide for any scheduled payments of principal, and does not otherwise require any payments of principal under any circumstances (other than pursuant to acceleration upon default), to be made at any time earlier than one year after the Revolving Credit Maturity Date, and (3) contains covenants and undertakings that are, in the judgment of the Required Lenders, materially less restrictive taken as a whole than those set forth in this Agreement, and without limitation of the foregoing such agreements and instruments shall not have any financial, affirmative or negative covenants or events of default that are more restrictive than those contained in this Agreement (the Indebtedness described in this clause (iii), "Subordinated Indebtedness"), provided that, immediately prior to and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and provided further that, prior to the incurrence of any such Subordinated Indebtedness, (y) all agreements and instruments evidencing such Subordinated Indebtedness shall have been approved in writing by the Required Lenders (or the Agent with their approval and on their behalf), and (z) the Borrower shall have delivered to each Lender a certificate, signed by a Financial Officer, satisfactory in form and substance to the Required Lenders and to the effect that, after giving effect to the incurrence of such Subordinated Indebtedness, the Borrower is in compliance with the financial covenants set forth in SECTIONS 7.1 through 7.4, such compliance determined with regard to calculations made on a pro forma basis in accordance with Generally Accepted Accounting Principles as of the last day of the fiscal quarter then most recently ended and as if such Subordinated Indebtedness had been incurred on the first day of the period applicable to such covenants (such calculations to be attached to such certificate);

                          (iii) Indebtedness existing on the Amendment Effective Date and described in SCHEDULE 8.2;

                          (iv) accrued expenses, current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

                          (v) unsecured loans and advances by (y) the Borrower and its Subsidiaries to Wholly Owned Subsidiaries (other than Eclipsys Limited, except for loans of up to the lesser of (i) $1,000,000 annually or (ii) the amount of funds in any manner annually distributed by Eclipsys Limited to the Borrower, provided that the Borrower is in compliance with the Excess Cash requirements hereunder) or (z) by any Wholly Owned Subsidiaries to the Borrower, provided that any such loan or advance, if requested by the Agent, is evidenced by a promissory note, in form and substance satisfactory to the Agent, pledged to the Agent pursuant to the Security Documents and, as to Indebtedness





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


         described in clause (y), is fully subordinated in right and time of payment to the Obligations;

                          (vi)    Contingent Obligations permitted under SECTION
         8.3;

                          (vii) Indebtedness of the Borrower under Hedge Agreements entered into with any Lender in respect of the Indebtedness incurred pursuant to this Agreement, provided that the notional amount of all such agreements at any time shall not exceed the aggregate Revolving Credit Commitments at such time;

                          (viii)  Indebtedness of the Borrower and its
         Subsidiaries of the type described in, and secured by Liens of the types described in, clause (vi) of SECTION 8.4 of up to $500,000 at any one time outstanding;

                          (ix)    Indebtedness assumed or incurred in
         connection with any Permitted Acquisition to the extent approved in writing by the Required Lenders prior to the consummation of such Permitted Acquisition;

                          (x) loans to Designated Non-Guarantor Subsidiaries to the extent permitted by SECTION 8.6(ix);

                          (xi) additional unsecured Indebtedness not exceeding $500,000 in aggregate principal amount at any one time outstanding; and

                          (xii) refinancings, refundings or extensions of the foregoing; provided, that such refinancing, refunding or extensions shall not (u) exceed the principal amount refinanced, refunded or extended, (v) shorten the maturity (or weighted average life to maturity) of such Indebtedness, (w) increase the interest rate applicable to such Indebtedness, (x) cause any covenants or undertakings (whether affirmative or negative) of the Borrower or any Subsidiary in respect of such Indebtedness to be more restrictive than such covenants or undertakings had been prior to such refinancing, refunding or extension assumed or incurred in connection with any Acquisition to the extent approved in writing by the Required Lender prior to the consummation of such Acquisition, (y) facilitate the exercise or enforcement of any remedies of any obligee of such Indebtedness in respect of any default or event of default thereunder, or (z) result in any amendments or modifications of any of the subordination provisions applicable to such Indebtedness.

         8.3 Contingent Obligations. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligation other than:

                          (i) Contingent Obligations incurred pursuant to the Transaction Documents;

                          (ii) Contingent Obligations consisting of the indemnification by the Borrower or any of its Subsidiaries of (u) the officers, directors, employees and agents of the

         Borrower or such Subsidiary, to the extent permissible under the corporation law of the jurisdiction in which the Borrower or such Subsidiary is organized, (v) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Borrower's or such Subsidiary's securities or the rendering of banking or professional services to the Borrower or such Subsidiary, (w) landlords, licensors, licensees, suppliers, customers and other parties pursuant to agreements entered into in the ordinary course of business by the Borrower or such Subsidiary, (x) any seller in an Acquisition, and (y) any other Person pursuant to customary indemnification or warranty provisions in any agreement entered into in the ordinary course of business;

                          (iii) Contingent Obligations owed to a seller in a Permitted Acquisition that relate to customary post-closing adjustments and payments;

                          (iv) guarantees by the Borrower or any of its Subsidiaries (other than Eclipsys Limited except as set forth on SCHEDULE 8.3) of obligations of the Borrower or its Subsidiaries under leases permitted hereunder;

                          (v) guarantees by the Borrower or any of its Subsidiaries of any other Indebtedness permitted under SECTION 8.2 (provided that any guarantees of Subordinated Indebtedness shall be subordinated to guarantees of the Obligations to at least the same extent and in the same manner as such Subordinated Indebtedness is subordinated to the Obligations);

                          (vi)    guarantees by the Borrower set forth on
         SCHEDULE 8.3 assumed in connection with Acquisitions consummated prior to the Amendment Effective Date.

         8.4 Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets (including without limitation any rights to receive income or profits therefrom), whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, assets, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "Permitted Liens"):

                          (i)     Liens created under the Credit Documents;

                          (ii) Liens in existence on the Amendment Effective Date and set forth on SCHEDULE 8.4;

                          (iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles;

                          (iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under SECTION 9.1(j)) incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, trade contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, provided that all such Liens would not have a Material Adverse Effect;

                          (v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles;

                          (vi) Purchase money Liens upon equipment, fixed assets or similar property used or leased by the Borrower or any of its Subsidiaries in the ordinary course of its business, incurred in compliance with SECTION 7.5 hereof, and securing Indebtedness incurred solely to pay all or a portion of the purchase price thereof (including in connection with capital leases) and any extensions, renewals or replacements of such Liens; provided that any such Lien
         (i) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof by the Borrower or such Subsidiary,
         (ii) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to the Borrower or such Subsidiary and (iii) shall not encumber any other property of the Borrower or any of its Subsidiaries;

                          (vii)   Any attachment or judgment Lien not
         constituting an Event of Default under SECTION 9.1(i) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles;

                          (viii) Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases;

                          (ix) With respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes; and

                          (x) Liens securing Indebtedness permitted pursuant to clause (ix) of Section 8.2.

         8.5 Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

                          (i) the sale of inventory and the license or lease of Intellectual Property and other assets, in each case in the ordinary course of business;

                          (ii) the sale or exchange of used or obsolete equipment to the extent the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment or other equipment to be utilized in business of the Borrower or its Subsidiaries;

                          (iii) the sale, lease or other disposition of assets by the Borrower or a Subsidiary of the Borrower to the Borrower or to another Wholly Owned Subsidiary or to a Designated Non-Guarantor Subsidiary (provided, that the value of assets sold, leased or otherwise disposed shall be included as Investments and subject to the limitations set forth in SECTION 8.6(ix) hereof), if, immediately after giving effect thereto, no Default or Event of Default would exist;

                          (iv)    the sale of the network services and
         international divisions of Eclipsys Solutions Corporation (including the stock or assets of Eclipsys Limited), to the extent the aggregate proceeds of such dispositions do not exceed $2,000,000;

                          (v) the sale or disposition of assets outside the ordinary course of business for cash, provided that (x) the Net Cash Proceeds from such sales or dispositions do not exceed $500,000 in the aggregate for the Borrower and its Subsidiaries during any fiscal year, (y) in no event shall the Borrower or any of its Subsidiaries sell or otherwise dispose of any of the Capital Stock of any Subsidiary (except as set forth on clause (iv) above), and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

                          (vi) the sale or disposition of Investments expressly permitted to be held pursuant to clause (i) of SECTION 8.6.

         To the extent any Collateral is sold as permitted by this Section, such Collateral shall be sold free and clear of all liens created by the Credit Documents, and the Agent shall be authorized to take any actions it deems appropriate in order to effect the foregoing.

         8.6 Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or consummate an Acquisition or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

                          (i)     Cash Equivalents;

                          (ii) Investments consisting of the purchase, acquisition, license or lease of inventory, supplies, materials, equipment, intellectual property and other assets in the ordinary course of business;

                          (iii) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business (provided that the aggregate outstanding amount of all such loans and advances shall not exceed $400,000 at any time), extensions of trade credit in the ordinary course of business, and prepaid expenses incurred in the ordinary course of business;

                          (iv) without duplication, Investments consisting of Indebtedness permitted under clause (v) of SECTION 8.2;

                          (v) Investments existing on the Amendment Effective Date and described in SCHEDULE 8.6;

                          (vi) Investments consisting of Acquisitions with respect to which all of the following conditions have been satisfied or waived in writing by the Required Lenders or the Agent on their behalf ("Permitted Acquisitions"):

                                  (a)     Either (i) the Required Lenders
                          shall have given their prior written consent to the consummation of such Acquisition, which consent may be in their sole discretion and may be given subject to such terms and conditions as the Required Lenders may establish in addition to the terms and conditions set forth in this SECTION 8.6(vi), or (ii)
                          (A) with respect to any Acquisition occurring prior to the successful consummation of a Qualified Public Offering, the Acquisition Amount relating to any such Acquisition does not exceed $500,000 individually and, together with the Acquisition Amount of all Acquisitions under this clause (vi) since the Closing Date (as defined in the Original Credit Agreement), $1,500,000 in the aggregate and (B) with respect to any Acquisition occurring after or concurrently with the successful consummation of a Qualified Public Offering, (1) the total Acquisition Amount for such Acquisition does not exceed $35,000,000 and/or (2) the Borrower incurs a Borrowing directly or indirectly, of less than $5,000,000 in connection with any individual Acquisition or incurs Borrowings of less than $35,000,000, directly or indirectly, in connection with all Acquisitions in the aggregate in any fiscal year of the Borrower; provided that any Acquisition with a total
                          Acquisition Amount of greater than $35,000,000 shall require Required Lender approval;

                          (b) With respect to each such Acquisition, no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after giving effect thereto; and

                          (c) Not less than ten (10) Business Days prior to the consummation of any such Acquisition, the Borrower shall have delivered to the Agent and each Lender the following items:

                                  (1) a reasonably detailed description of the material terms of such Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Acquisition (each, a "Target");

                                  (2)      historical financial statements of
                          the Target (or, if there are two or more Targets that are the subject of such Acquisition and that are part of the same consolidated group, consolidated historical financial statements for all such Targets) for the most recent fiscal year available and, if available, for any interim periods since the most recent fiscal year-end (including a calculation of revenue and cash flow during such period) (provided that, with respect to Acquisitions described in clause (ii) of subsection (a) above, such financial statements shall be delivered as promptly as practicable and not more than ten (10) Business Days after the consummation of the Acquisition);

                                  (3)      consolidated projected income
                          statements of the Borrower and its Subsidiaries (giving effect to such Acquisition and the consolidation with the Borrower of each relevant Target) for the two-year period following the consummation of such Acquisition, in reasonable detail (including a calculation of Consolidated EBITDA during such periods), together with any appropriate statement of assumptions and pro forma adjustments (provided that, with respect to Acquisitions described in clause (ii) of subsection
                          (a) above, such financial statements shall be delivered as promptly as practicable and not more than ten (10) Business Days after the consummation of the Acquisition); and

                                  (4) a certificate, in form and substance satisfactory to the Agent, executed by a Financial Officer of the Borrower setting forth the applicable purchase price and further to the effect that, to the best of such individual's knowledge, (w) the consummation of such Acquisition will not result in a violation of any provision of this SECTION 8.6(vi),
                          (x) after giving effect to such Acquisition and any Borrowings made in connection therewith, the Borrower is in compliance with the financial covenants contained in SECTIONS 7.1 through 7.4, such compliance determined with regard to calculations made on a pro forma basis in accordance with Generally Accepted Accounting Principles as if each Target had been consolidated with the Borrower and its Subsidiaries for those periods





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


                          applicable to such covenants as determined for the most recent calculation period (such calculations to be attached to the certificate), (y) the Borrower believes in good faith that it will continue to comply with such financial covenants for a period of one year following the date of the consummation of such Acquisition, and (z) after giving effect to such Acquisition and any Borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Revolving Credit Commitments to meet its ongoing working capital requirements; and

                          (d) At the request of the Agent or any Lender, the Borrower will furnish copies of current drafts or, to the extent available, final versions, of the definitive acquisition agreement (including schedules and exhibits thereto) and other material documents and agreements delivered or to be delivered in connection therewith;

                 (vii) existing Investments in Persons that are Subsidiaries on the Amendment Effective Date;

                 (viii)  Investments in Wholly Owned Subsidiaries
         (other than Eclipsys Limited) and the creation of and Investments in newly created or acquired Wholly Owned Subsidiaries (other than Designated Non-Guarantor Subsidiaries) with respect to which the applicable conditions and requirements of SECTION 6.8 have been satisfied, excluding in each case Investments in assets, properties or Persons located outside the United States of America;

                 (ix) the creation of and Investments in Designated Non-Guarantor Subsidiaries, provided (i) all Investments in any single Designated Non-Guarantor Subsidiary do not exceed $350,000, (ii) the aggregate of all Investments in Designated Non-Guarantor Subsidiaries under this clause (ix) since the Closing Date (as defined in the Original Credit Agreement) does not exceed $1,000,000, (iii) the Borrower or a Wholly Owned Subsidiary owns not less than 50% of the total economic equity or ownership interest in, and otherwise exercises a controlling influence over the management and policies of, such Designated Non-Guarantor Subsidiary, and (iv) the Capital Stock (or a security interest in the dividends or distributions) of such Designated Non-Guarantor Subsidiary held (or to be received) by the Borrower or any of its Subsidiaries is pledged or granted to the Agent, on terms satisfactory to the Agent in its sole discretion, pursuant to the Borrower Pledge and Security Agreement or the Subsidiary Pledge and Security Agreement (it being acknowledged that the Borrower or Subsidiary holding such Capital Stock shall use its commercially reasonable efforts (not to include the institution of litigation or the payment of any costs or fees other than incidental costs or fees relating thereto), including by seeking to obtain any necessary consents, to pledge such Capital Stock rather than the security interest in such dividends or distributions); and

                 (x) Investments (other than Investments specified in clauses (i) through (ix) above), in an aggregate amount not exceeding $250,000 for all such Investments from and after the Amendment Effective Date.

         8.7     Restricted Payments.

         (a) The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution or payment of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or make any payment to any holders of its Capital Stock or any Warrants, rights or options to acquire its Capital Stock under the Preferred Stock Purchase Agreement, the Series G Preferred Stock Purchase Agreement, or the Warrants, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock (including any Preferred Stock) or any warrants, rights or options to acquire its Capital Stock (including the Warrants), or set aside funds for any of the foregoing, except that:

                 (i) the Borrower may declare and make dividend payments or other distributions payable solely in Qualified Capital Stock;

                 (ii) each Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or any Wholly Owned Subsidiary of the Borrower, to the extent not prohibited under applicable Requirements of Law;

                 (iii)   the Borrower may purchase or redeem any
         shares of its Capital Stock provided the amount of cash or the Fair Market Value of other consideration paid in exchange therefor shall not exceed $50,000 for all such transactions after the Amendment Effective Date (other than pursuant to SUBSECTION (V) below);

                 (iv) upon the terms set forth in Section 8 of the Stockholders Agreement, the Borrower may purchase its Capital Stock held by Partners Healthcare System, Inc. upon the exercise of the "Partners Put" (as defined in the Stockholders Agreement), provided that the Company Note (as defined in the Stockholders Agreement) is subordinated to the obligations on terms satisfactory to the Agent in its sole discretion;

                 (v) concurrently with or immediately following the closing of the initial Qualified Public Offering, the Borrower may redeem all of the outstanding shares of its Series B 8.5% Redeemable Preferred Stock and Series C 8.5% Redeemable Preferred Stock using the proceeds of such Qualified Public Offering;

                 (vi) concurrently with or immediately following the closing of the initial Qualified Public Offering and after any repayment obligations under Section 2.6(c) of this Agreement have been met, the Borrower may pay the subordinated promissory notes, dated June 26, 1997, issued jointly by the Borrower and SDK Medical Computer Services Corporation in connection with the acquisition of SDK Medical Computer Services Corporation in an aggregate amount of $7,588,159.95 (the "SDK Notes") using the remaining portion of the proceeds of the initial Qualified Public Offering after the redemption of shares as set forth in paragraph (v) above and the repayment of outstanding amounts under this Agreement pursuant to
         Section 2.6(c); and

                 (vii) after the successful consummation of a Qualified Public Offering, the Borrower may repurchase shares of stock of the Borrower in cash in an amount not exceeding $10,000,000 per fiscal year as long as (A) such redemption payments are made with Excess Cash and (B) no Default or Event of Default has occurred and is continuing both before and after giving effect to such dividend payment.

         (b) The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any voluntary or optional payment or prepayment of principal on, or directly or indirectly make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of, any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes.

         8.8 Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:

                 (i) transactions described on SCHEDULE 8.8 or transactions otherwise permitted under this Agreement;

                 (ii)    transactions after the Amendment Effective
         Date that are contemplated by the Preferred Stock Purchase Agreement, the Series G Preferred Stock Purchase Agreement, the Warrants, the Stockholders Agreement, the Registration Rights Agreement and any other Transaction Document and that are not prohibited by any other provision of this Agreement or any other Credit Document, and the performance by the Borrower and its Subsidiaries of their respective obligations under the Transaction Documents;

                 (iii) travel or other reasonable expense advances to employees, officers, directors and Board observers in the ordinary course of business;

                 (iv) transactions among or between the Borrower or any Subsidiary that are not prohibited by any other provisions of this Agreement or any other Credit Document.

         8.9 Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any business other than the businesses in which it is engaged on the date hereof or a business reasonably related thereto.

         8.10 Certain Amendments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, without the prior written consent of the Required Lenders (not to be unreasonably withheld or delayed), (i) amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Subordinated Indebtedness, or breach or otherwise violate any of the subordination provisions applicable thereto, including, without limitation, restrictions against payment of principal and interest thereon (other than amendments, modifications or waivers that do not affect payments, prepayments, subordination, the definition of senior indebtedness, information, affirmative or negative covenants, defaults or other provisions that would be expected to affect the Lenders adversely, as determined in the reasonable judgment of the Required Lenders), (ii) amend, modify or waive, or permit the amendment, modification or waiver of, in any manner that would be expected to affect the Lenders adversely (as determined in the reasonable judgment of the Required Lenders), any provision of the Preferred Stock Purchase Agreement, the Series G Preferred Stock Purchase Agreement, the Stockholders Agreement, the Warrants, the Partners/B&W Agreements, the Wilson Employment Agreement or any other agreement entered into by it with respect to its Capital Stock, or enter into any new agreement with respect to its Capital Stock (other than any underwriting agreement necessary for the consummation of a Qualified Public Offering), or (iii) amend, modify or change, in any manner that would be expected to affect the Lenders adversely (as determined in the reasonable judgment of the Required Lenders), any provision of its certificate or articles of incorporation, certificate of partnership, certificate or articles of organization, operating agreement, partnership agreement or bylaws, as applicable, or the terms of any class or series of its Capital Stock (including Preferred Stock). The Borrower will give no less than five (5) Business Days' prior written notice to the Agent of any proposed amendment, modification or waiver of or with respect to any document or agreement referenced in this
SECTION 8.10.

         8.11 Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) the Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in any lease governing a leasehold interest or in any permitted purchase money security interest document and (iv) customary non-assignment provisions in any license governing Intellectual Property provided by a third party.

         8.12 No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in this Agreement and the Security Documents, other than such restrictions or encumbrances existing under or by reason of

(i) customary non-assignment provisions in any lease governing a leasehold interest or in permitted purchase money security interest documents and (ii) customary non-assignment provisions in any license governing Intellectual Property provided by a third party.

         8.13 Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31 unless (i) the Borrower gives the Agent written notice of its intention to change such fiscal year at least sixty (60) days prior thereto, and (ii) this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions of this Agreement to the extent necessary in the Required Lenders' reasonable determination to reflect the new fiscal year end.

         8.14 Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by Generally Accepted Accounting Principles.


                                   ARTICLE IX

                               EVENTS OF DEFAULT

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due;

         (b) The Borrower shall fail to pay any interest on any Loan, any fee or any other Obligation (other than as set forth in subsection (a) above) when due, and such failure shall continue unremedied for three (3) days;

         (c) The Borrower shall fail to observe, perform or comply with, in any material respect, any condition, covenant or agreement contained in any of SECTIONS 2.14, 6.2(e)(i), 6.3(i), 6.8, ARTICLE VII or ARTICLE VIII;

         (d) The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (i) the date on which the Borrower acquires knowledge thereof and (ii) the date on which written notice thereof is delivered by the Agent or any Lender to the Borrower;

         (e) (i) Any representation or warranty made or deemed made by, or on behalf of the Borrower or any of its Subsidiaries in this Agreement or any of the other Credit Documents shall prove to have been false or misleading in any material respect as of the time made or deemed made; (ii) or any representation or warranty made or deemed made by or on behalf of ALLTEL

Healthcare Information Services, Inc. in the Merger Agreement or in any certificate, instrument, report or other document furnished in connection therewith or in connection with the transactions contemplated thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished, and in the case of this clause (ii) such misrepresentation would reasonably be expected to have a Material Adverse Effect;

         (f) The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $250,000; or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed (other than pursuant to a regular schedule therefor), purchased or defeased, prior to its stated maturity;

         (g) The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below,
(iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

         (h) Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

         (i) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $100,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

         (j) Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan, and such ERISA Event, together with all other ERISA Events then existing, if any, could be reasonably expected to have a Material Adverse Effect;

         (k) Any agreement or contract to which the Borrower or any of its Subsidiaries is a party shall be terminated by the other party thereto prior to the scheduled termination thereof or shall, for any other reason (other than pursuant to the scheduled termination thereof or termination by the Borrower or such Subsidiary), fail to be in full force and effect and enforceable by the Borrower or such Subsidiary in accordance with its terms, and such event or condition, together with all other such events or conditions, if any, would be reasonably expected to have a Material Adverse Effect;

         (l) Any of the Partners/B&W Agreements shall be terminated other than pursuant to the scheduled termination thereof (or the license granted to the Borrower thereunder shall become nonexclusive) or shall, for any other reason, fail to be in full force and effect and enforceable in accordance with its terms other than pursuant to the scheduled termination thereof;

         (m) Any Security Document to which the Borrower or any of its Subsidiaries is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Agent or any Lender, or the Borrower or any of its Subsidiaries shall assert any of the foregoing; or the Subsidiary Guaranty shall for any reason (except in accordance with the terms thereof) cease to be in full force and effect, or any Subsidiary or any Person acting on its behalf shall deny or disaffirm such Subsidiary's obligations under the Subsidiary Guaranty;

         (n) Harvey J. Wilson shall cease (i) to be the chief executive officer of the Borrower, (ii) to perform the normal and customary duties of a chief executive officer, or (iii) to be involved in the day-to-day operations of the Borrower, unless upon the occurrence of any event described in (i)-(iii) above the Borrower shall have hired a new chief executive officer of reasonably comparable skill and expertise, reasonably acceptable to the Required Lenders, within ninety (90) days of such occurrence;

         (o) If any of the following shall occur prior to the successful consummation of a Qualified Public Offering: (i) any Person or group of Persons acting in concert as a partnership or other group (other than the Equity Purchasers or their Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 33 1/3% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (ii) the replacement of a majority of the Board of Directors of the Borrower from the directors who constituted the Board of Directors on the Amendment Effective Date, and such replacement shall not have been approved by the Board of Directors of the Borrower (or its replacement approved by the Board of Directors of the Borrower) as constituted on the Amendment Effective Date; (iii) General Atlantic Partners, LLC and its Affiliates collectively shall cease to own Capital Stock of the Borrower representing at least 80% of the total number of shares of common stock of the Borrower (determined on an "as converted" fully diluted basis and after giving effect to any adjustments) held by such Persons on the Amendment Effective Date; (iv) Partners Healthcare System, Inc. and its Affiliates collectively shall cease to own Capital Stock of the Borrower representing at least 80% of the total number of shares of common stock of the Borrower (determined on an "as converted" fully diluted basis and after giving effect to any adjustments) held by Partners Healthcare System, Inc. on the Amendment Effective Date, except as a result of a redemption by the Borrower (but not any other party) of its Capital Stock upon the exercise of the "Partners Put" in accordance with clause (iv) of SECTION 8.7(a) above; (v) Harvey J. Wilson and Wilfam Ltd. (together with their "Permitted Transferees" under the Stockholders Agreement) collectively shall cease to own Capital Stock of the Borrower representing at least 80% of the total number of shares of common stock of the Borrower (determined on an "as converted" fully diluted basis and after giving effect to any adjustments) held by such Persons on the Amendment Effective Date; (vi) General Atlantic Partners LLC and its Affiliates, Partners Healthcare System, Inc. and its Affiliates, Harvey J. Wilson, Wilfam, Ltd., and any other employees of the Borrower who own its Capital Stock on the Amendment Effective Date collectively shall cease to own at least a majority of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, except as a result of a redemption by the Borrower (but not any other party) of its Capital Stock upon the exercise of the "Partners Put" in accordance with clause (iv) of SECTION 8.7(a) or (vii) any event giving rise to the "Series B Put" or the "Series C Put" (referenced in SECTION 8.7(a)(v) above) shall have occurred, and the Borrower shall have received notice from any of its stockholders that it wishes to exercise the Series B Put; or

         (p) Concurrently with or at any time after the successful consummation of a Qualified Public Offering, (i) any Person or group of Persons acting in concert as a partnership or other group (other than (i) Harvey J. Wilson and Wilfam, Ltd. and (ii) General Atlantic Partners, LLC and its Affiliates) shall become the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 25% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

         9.2 Remedies: Termination of Revolving Credit Commitments, Swingline Commitment, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

         (a) Declare the Revolving Credit Commitments, the Swingline Commitment and the Issuing Lender's obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to SECTION 9.1(g) or SECTION 9.1(h), the Revolving Credit Commitments, the Swingline Commitment and the Issuing Lender's obligation to issue Letters of Credit shall automatically be terminated);

         (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to SECTION 9.1(g) or SECTION 9.1(h), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower);

         (c) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Agent, to deposit) with the Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in SECTION 3.8; and

         (d) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

         9.3 Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower (to the fullest extent permitted by applicable law), to set off and to apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower hereby granting to each Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. Each Lender agrees to notify the Borrower promptly after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.





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                                   ARTICLE X

                                   THE AGENT

         10.1 Appointment. Each Lender hereby irrevocably appoints and authorizes First Union to act as Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.

         10.2 Nature of Duties. The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents. The Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable to any Lender for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

         10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person's own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Borrower, its Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

         10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in





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good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Agent in accordance with the provisions of this Agreement. The Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent's acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

         10.5 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Agent or any such Person hereafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that (i) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except as expressly provided in this Agreement and the other Credit Documents, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may at any time come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         10.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or





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Event of Default and stating that such notice is a "notice of default."  In the event that the Agent receives such a notice, the Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Agent shall have no obligation to notify the Lenders with respect thereto. The Agent shall (subject to SECTIONS 10.4 and 11.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         10.7 Indemnification. To the extent the Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Lenders agree (i) to indemnify the Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Revolving Loans and the termination of the Revolving Credit Commitments) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, and (ii) to reimburse the Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys' fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

         10.8 The Agent in its Individual Capacity. With respect to its Revolving Credit Commitment, the Swingline Commitment, the Loans made by it, the Letters of Credit issued or participated in by it and the Note or Notes issued to it, the Agent in its individual capacity and not as Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the term "Lenders," "Required Lenders," "holders of Notes" and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, any of its Subsidiaries or any of their respective Affiliates as if the Agent were not performing the agency duties specified herein, and may accept fees and other consideration from





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any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         10.9 Successor Agent. The Agent may resign at any time by giving ten (10) days' prior written notice to the Borrower and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Agent (provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such ten-day period, then the retiring Agent may, on behalf of the Lenders and after consulting with the Lenders and the Borrower, appoint a successor Agent from among the Lenders. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. If no successor to the Agent has accepted appointment as Agent by the thirtieth (30th) day following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided for hereinabove.

         10.10   Collateral Matters.

         (a) The Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

         (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Commitments and the Swingline Commitments, termination or expiration of all outstanding Letters of Credit and payment in full of all of the Obligations,
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented or (iii) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release Collateral pursuant to this subsection (b).

         10.11   Issuing Lender and Swingline Lender.  The provisions of this
ARTICLE X (other than SECTION 10.9) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Agent.





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                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Fees and Expenses. The Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel to the Agent but excluding the allocated costs of internal counsel) in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Credit Documents, and all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel to the Agent, but excluding the allocated costs of internal counsel) in connection with any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and each Lender (including, without limitation, the reasonable fees and expenses of counsel to the Agent or any Lender, but excluding the allocated costs of internal counsel) in connection with (y) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold harmless the Agent and each Lender from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

         11.2 Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless the Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates, other than any such Affiliate solely in its capacity as an equity investor in the Borrower (each, an "Indemnified Person") from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses but excluding the allocated costs of internal counsel of the Agent or any Lender) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, "Indemnified Costs"), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement, any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Revolving Loans or Letters of Credit, or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing (including, without limitation, in connection with the actual or alleged presence or release of Hazardous Substances in or upon any real property owned or occupied by the Borrower or any of





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its Subsidiaries, and all other Environmental Claims), and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting primarily from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

         11.3 Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND (UNLESS OTHERWISE EXPRESSLY PROVIDED IN ANY SECURITY DOCUMENTS) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE "UNIFORM CUSTOMS"), AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT OR ANY LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT OR ANY LENDER OR THE BORROWER. EACH OF THE PARTIES HERETO AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES HERETO CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE





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RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE
RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

         11.4    Arbitration; Preservation and Limitation of Remedies.

         (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document ("Disputes") between or among the Borrower, the Agent and the Lenders, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from documents executed in the future, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"), as in effect from time to time, and Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal office of the Agent is located. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Hedge Agreements.

         (b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. The Agent, on behalf of the Lenders, shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any Collateral by exercising a power of sale granted pursuant to any of the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
(iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary





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damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially.

         11.5 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

         (a)     if to the Borrower, to Eclipsys Corporation, 777 East Atlantic
Avenue, Suite 200, Delray Beach,       Florida 33483, Attention: Chief
Financial Officer, Telecopy No. (561) 243-9390 with a copy to Hale and Dorr LLP, 1455 Pennsylvania Avenue, N.W., Washington, D.C. 20004; Attention: Brent
B. Siler, Esq.; Telecopy No. (202) 942-8484;

         (b) if to the Agent, to First Union National Bank, One First Union Center, TW-10, 301 South College Street, Charlotte, North Carolina 28288-0608,
Attention: Syndication Agency Services, Telecopy No. (704) 383-0288; and

         (c) if to any Lender, to it at the address for notices set forth on its signature page hereto (or if to any Lender not a party hereto as of the date hereof, at the address for notices set forth in its Assignment and Acceptance);

         or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Agent shall not be effective until received by the Agent.

         11.6 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Required Lenders (or by the Agent at the direction or with the consent of the Required Lenders and the Borrower), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

         (a) unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations (other than fees payable to the Agent for its own account), or (ii) extend the Revolving Credit Maturity Date, the Swingline Maturity Date or any other date fixed for the payment of any principal of or interest on any Revolving Loan or Swingline Loan (other than additional interest payable under Section 2.8(b) at the election of the Required





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Lenders, as provided therein), any fees (other than fees payable to the Agent for its own account) or any other Obligations;

         (b) unless agreed to by all of the Lenders, (i) increase or extend any Revolving Credit Commitment or Swingline Commitment of any Lender (it being understood that a waiver of any Event of Default, if agreed to by the requisite Lenders hereunder, shall not constitute such an increase or extension), (ii) change the percentage of the Total Revolving Credit Commitments, the Swingline Commitment or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take or approve, any action hereunder (including as set forth in the definition of "Required Lenders"),
(iii) except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release all or substantially all of the Collateral, or release any material Subsidiary from the Subsidiary Guaranty, or (iv) change any provision of SECTION 2.15 or this SECTION 11.6;

         (c) unless agreed to by (i) all of the Lenders, extend the expiry date of any Letter of Credit beyond the seventh day prior to the Revolving Credit Maturity Date or reduce or forgive any Reimbursement Obligation, or (ii) Lenders having more than sixty-six and two-thirds percent (66-2/3%) of the Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, Lenders holding more than sixty-six and two-thirds percent (66-2/3%) of the aggregate outstanding principal amount of the Revolving Loans and Letter of Credit Exposure), change any other provision of ARTICLE III; and

         (d) unless agreed to by the Issuing Lender, the Swingline Lender or the Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Agent, as applicable, hereunder or under any of the other Credit Documents.

         11.7    Assignments, Participations.

         (a) Each Lender may assign to one or more other Eligible Assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any of its Revolving Credit Commitments or Swingline Commitment, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) any such assignment (other than an assignment to a Lender) shall not be made without the prior written consent of the Agent and the Borrower (to be evidenced by their counterexecution of the relevant Assignment and Acceptance), which consents shall not be unreasonably withheld, provided that the Borrower's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing, and provided further that in the case of an assignment of a Revolving Credit Commitment, the Issuing Lender must also give its prior written consent thereto (which consent shall not be unreasonably withheld), (ii) each such assignment by a Lender of any of its interests relating to Loans shall be made in such manner so that the same portion of its Revolving Credit Commitment, Swingline Commitment, Loans, Note or Notes and other interests thereunder is assigned to the relevant Assignee, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than $5,000,000, determined by combining the amount of the assigning Lender's, outstanding Revolving Loans, L/C Exposure and Unutilized Revolving Credit Commitment being assigned pursuant to such assignment (or, if less, the full amount of the assigning Lender's Revolving Credit Commitment of the assigning Lender), and (iv) the parties to each such assignment will execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,000 to the Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five Business Days after the execution thereof (unless the Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Agent and the other parties hereto as if set forth at length herein.

         (b) The Agent will maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment or Swingline Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

         (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and counterexecuted by the Borrower and the Issuing Lender (if required), together with the Note or Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower and the Lenders. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of

SECTION 2.4 as necessary to reflect, after giving effect to the assignment, the Revolving Credit Commitment or Swingline Commitment of the Assignee and (to the extent of any retained interests) the assigning Lender, dated the date of the replaced Note or Notes and otherwise in substantially the form of EXHIBITS B-1 and B-2, as applicable. The Agent will return cancelled Notes to the Borrower.

         (d) Each Lender may, without the consent of the Borrower, the Agent or any other Lender, sell to one or more other Persons (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Revolving Credit Commitment, Swingline Commitment, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender's rights and obligations under this Agreement, (iii) any such participation shall be in an amount of not less than $3,000,000, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (x) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees or other Obligations, (y) extend the Revolving Credit Maturity Date, the Swingline Maturity Date or any other date fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or (z) increase or extend any Revolving Credit Commitment or Swingline Commitment of any Lender), and (v) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant's rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of SECTIONS 2.16(a), 2.16(b), 2.17, 2.18 and 9.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made, provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

         (e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

         (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant agrees in writing to keep such information confidential to the same extent required of the Lenders under SECTION 11.13.

         11.8 No Waiver. The rights and remedies of the Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

         11.9 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement or any other Credit Document without the prior written consent of all of the Lenders and (ii) any Assignees shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of
SECTION 11.7.

         11.10 Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of SECTIONS 2.16(a), 2.16(b), 2.17, 2.18, 10.7, 11.1 and 11.2, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Revolving Credit Commitments, the Swingline Commitment and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

         11.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

         11.12 Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

         11.13 Confidentiality. Each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that any Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (iv) to the Agent or any other Lender, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (vi) to facilitate assignments and participations contemplated by SECTION 11.7(f).

         11.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

         11.15 Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, EXCLUDING THE FEE LETTER, AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                             ECLIPSYS CORPORATION


                             By:     /s/ ROBERT J. VANARIA
                                     -----------------------------------
                                     Name:     Robert J. Vanaria
                                     Title:    Chief Financial Officer

                                           FIRST UNION NATIONAL BANK, as Agent,
                                           Swingline Lender, Issuing Bank and Lender


                                           By:  /s/ JOSEPH H. TOWELL
                                                ---------------------------------------
                                                Joseph H. Towell, Senior Vice President


Revolving Credit Commitment:
$30,000,000                                Instructions for wire transfers to the Agent:

                                           First Union National Bank
                                           ABA Routing No. 053000219
                                           Charlotte, North Carolina
                                           General Ledger No. 465906, RC No. 5007
                                           Attention:  Syndication Agency Services
                                           Re:  Eclipsys Corporation

                                           Address for notices (as a Lender):

                                           First Union National Bank of North Carolina
                                           One First Union Center, 5th Floor
                                           301 South College Street
                                           Charlotte, North Carolina 28288-0735
                                           Attention:  James B. Sloan, Jr.
                                           Telephone:  (704) 383-6784
                                           Telecopy:  (704) 383-9144

                                           Lending Office:

                                           First Union National Bank of North Carolina
                                           One First Union Center, 5th Floor
                                           301 South College Street
                                           Charlotte, North Carolina 28288-0735
                                           Attention:  James B. Sloan, Jr.
                                           Telephone:  (704) 383-6784
                                           Telecopy:  (704) 383-9144

                                           BANKBOSTON, N.A., as Co-Agent and Lender


                                           By:  /s/ WALTER J. MARULLO
                                                ---------------------------------------
                                                Walter J. Marullo, Vice President


Revolving Credit Commitment:
$20,000,000                                Instructions for wire transfers to the Agent:

                                           First Union National Bank
                                           ABA Routing No. 053000219
                                           Charlotte, North Carolina
                                           General Ledger No. 465906, RC No. 5007
                                           Attention:  Syndication Agency Services
                                           Re:  Eclipsys Corporation

                                           Address for notices (as a Lender):

                                           BankBoston, N.A.
                                           100 Federal Street, Mail Code 01-08-06
                                           Boston, Massachusetts 02110
                                           Attention: Walter J. Marullo
                                           Telephone: (617) 434-2308
                                           Telecopy:(617) 434-0819
                                           Reference: Eclipsys Corporation


                                           Lending Office:

                                           100 Federal Street
                                           Mail Code 01-08-06
                                           Boston, Massachusetts 02110
                                           Attention: Walter J. Marullo

                              Annex I
                              to First Amended and Restated Credit Agreement First Union National Bank of North Carolina, as Agent Eclipsys Corporation
                              May    , 1998
                              ---------------------------------------------


                                   ANNEX I

A.       APPLICABLE MARGIN PERCENTAGES (Prior to Qualified Public Offering)


                                                   Applicable Margin               Applicable Margin
      Ratio of Consolidated Funded Debt              Percentage for                  Percentage for
            to Annualized EBITDA                        ABR Loans                      LIBOR Loans
  ----------------------------------------       -------------------              --------------------
     Greater than or equal to 3.5 to 1.0                 1.75%                           3.00%

     Greater than or equal to 3.0 to 1.0                 1.25%                           2.50%
          but less than 3.5 to 1.0

     Greater than or equal to 2.5 to 1.0                 0.75%                           2.00%
          but less than 3.0 to 1.0

     Greater than or equal to 2.0 to 1.0                 0.25%                           1.50%
          but less than 2.5 to 1.0

     Greater than or equal to 1.5 to 1.0                 0.00%                           1.25%
          but less than 2.0 to 1.0

            Less than 1.5 to 1.0                         0.00%                           1.00%




B.       APPLICABLE MARGIN PERCENTAGES (After Qualified Public Offering)


                                                   Applicable Margin               Applicable Margin
      Ratio of Consolidated Funded Debt              Percentage for                  Percentage for
            to Annualized EBITDA                       ABR Loans                       LIBOR Loans
  ----------------------------------------       -------------------              --------------------
     Greater than or equal to 2.5 to 1.0                 0.50%                           1.75%

     Greater than or equal to 2.0 to 1.0                 0.25%                           1.50%
          but less than 2.5 to 1.0

     Greater than or equal to 1.5 to 1.0                 0.00%                           1.25%
          but less than 2.0 to 1.0

            Less than 1.5 to 1.0                         0.00%                           1.00%

                 SECOND AMENDMENT TO FIRST AMENDED AND RESTATED
                          CREDIT AGREEMENT AND CONSENT


        THIS SECOND AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT
AND CONSENT, dated as of the 18th day of November, 1998 (this "Amendment"), is made among ECLIPSYS CORPORATION, a Delaware corporation (the "Borrower"), the Lenders (as hereinafter defined) that have executed this Amendment (the "Required Lenders"), and FIRST UNION NATIONAL BANK, as agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

        A. The Borrower, certain banks and other financial institutions (the "Lenders") and the Agent are parties to a First Amended and Restated Credit Agreement, dated as of May 29, 1998 (the "Credit Agreement"), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

        B. The Borrower has requested the amendment of the Investments covenant of the Credit Agreement and has additionally requested that the Required Lenders amend the Credit Agreement and consent to a certain Acquisition, and the Required Lenders have agreed to effect such amendment and consent upon the terms and conditions set forth herein.


                            STATEMENT OF AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I.

                                   AMENDMENTS

        1.1 Investments. SECTION 8.6(vi)(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

            "(a) Either (i) the Required Lenders shall have given their prior written consent to the consummation of such Acquisition, which consent may be in their sole discretion and may be given subject to such terms and conditions as the Required Lenders may establish in addition to the terms and conditions set forth in this SECTION 8.6(vi), or (ii)(A) the total Acquisition Amount for such Acquisition does not exceed $35,000,000 and/or (B) the Borrower incurs a

        Borrowing directly or indirectly, of less than $5,000,000 in connection with any individual Acquisition or incurs Borrowings of less than $35,000,000, directly or indirectly, in connection with all Acquisitions in the aggregate in any fiscal year of the Borrower; provided that any Acquisition with a total Acquisition Amount of greater than $35,000,000 shall require Required Lender approval. Notwithstanding the foregoing, for any Acquisition that does not constitute a Permitted Acquisition, the Borrower shall notify the Agent and the Lenders of such proposed Acquisition on or prior to the date of filing any statement with the Securities Exchange Commission with respect thereto and on or prior to any public announcement thereof. For all Acquisitions, whether
        Permitted Acquisitions or not, the Borrower will also comply with requirements of SECTION 8.6(vi)(c) hereof."


                                    ARTICLE II.

                                     CONSENT

        On October 29, 1998, the Borrower executed a definitive agreement with respect to its intent to purchase (the "Purchase") the stock of Transition Systems, Inc. for approximately $270,000,000 pursuant to a share exchange. The Borrower announced the Purchase on October 29,1998 pursuant to press release. Pursuant to SECTION 8.6(vi) of the Credit Agreement, the Borrower has requested the consent of the Required Lenders to the Purchase. The Required Lenders hereby consent to the Purchase for approximately $270,000,000 pursuant to a share exchange as executed in the definitive agreement dated October 29, 1998, provided that in connection with the consummation of the Purchase, the Borrower complies with the provisions of SECTIONS 8.6(vi)(b), (c) and (d) and
SECTION 6.8 of the Credit Agreement to the reasonable satisfaction of the Agent. Further, the consent of the Required Lenders set forth herein is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or a waiver of any Default or Event of Default except as expressly set forth herein.


                                   ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

        The Borrower hereby represents and warrants as follows:

        3.1 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Borrower contained in the Credit Agreement and in the other Loan Documents is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date).

        3.2 No Default. After giving effect to this amendment, no Default or Event of Default has occurred and is continuing.

                                   ARTICLE IV.

                           CONDITIONS TO EFFECTIVENESS

        The effectiveness of the amendments to the Credit Agreement and waiver set forth in this Amendment is subject to the satisfaction of the following conditions:

        4.1 Representations and Warranties; Officer's Certificate. The following shall be true and the Agent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, certifying that (i) each of the representations and warranties of the Borrower contained in this Amendment, the Credit Agreement and the other Loan Documents is true and correct as of the date of such certificate after giving effect to this Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing after giving effect to this Amendment, and (iii) each of the conditions set forth in this ARTICLE IV has been satisfied.

        4.2 Other Documents. The Agent shall have received such other documents, certificates, opinions and instruments as it shall have reasonably requested, including without limitation all documents required under SECTIONS 6.8 and 8.6(vi) of the Credit Agreement to include:

           (a) If a new Subsidiary is created or acquired:

               (i)   a joinder to the Subsidiary Guaranty;

               (ii)  a joinder to the Subsidiary Pledge and Security Agreement;

               (iii) an amendment to the Borrower and Pledge and Security Agreement, together with delivery of the stock certificate and stock power for the new Subsidiary and an intercompany note endorsed in blank;

               (iv) a secretary certificate for such new Subsidiary, with attached articles of incorporation, bylaws, resolutions and incumbancy;

               (v) an opinion of counsel of the Borrower with respect to such new Subsidiary; and

               (vi)  an insurance certificate for such Subsidiary,

        all in form and substance satisfactory to the Agent.

           (b) The document required by SECTIONS 8.6(vi)(c) and (d).

                                   ARTICLE V.

                                  MISCELLANEOUS

        5.1 Effect of Amendment. From and after the effective date of the amendments to the Credit Agreement set forth herein, all references to the Credit Agreement set forth in any other Loan Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or of any other Loan Document except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

        5.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

        5.3 Expenses. The Borrower agrees to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment.

        5.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

        5.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

        5.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

        5.7 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment shall become effective upon the execution and delivery of a counterpart hereof by the Borrower, the Agent and the Required Lenders; provided that the amendments to the Credit Agreement and the waiver set forth herein shall become effective as provided in Article IV hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


                                            ECLIPSYS CORPORATION

                                            By:  /s/ ROBERT J. VANARIA
                                               --------------------------------
                                               Name: Robert J. Vanaria
                                                    ---------------------------
                                               Title: SVP-Administration & CFO
                                                     --------------------------


                                            FIRST UNION NATIONAL BANK, as Agent
                                            and Lender



                                            By:  /s/ JOSEPH H. TOWELL
                                               --------------------------------
                                               Name: Joseph H. Towell
                                                    ---------------------------
                                               Title: SR. V.P.
                                                    ---------------------------


                                            BANKBOSTON, N.A., as Co-Agent and
                                            Lender

                                            By:  /s/ WALTER J. MARULLO
                                               --------------------------------
                                               Name: Walter J. Marullo
                                                    ---------------------------
                                               Title: Vice President
                                                    ---------------------------

                 THIRD AMENDMENT TO FIRST AMENDED AND RESTATED
                                CREDIT AGREEMENT

       THIS THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 1st day of April, 1999 (this "Amendment"), is made among ECLIPSYS CORPORATION, a Delaware corporation (the "Borrower"), the Lenders (as hereinafter defined) that have executed this Amendment (the "Required Lenders"), and FIRST UNION NATIONAL BANK, as agent for the Lenders (in such capacity, the "Agent").

       The Borrower, certain banks and other financial institutions (the "Lenders") and the Agent are parties to a First Amended and Restated Credit Agreement, dated as of May 29, 1998, as amended (the "Credit Agreement"), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

       The Borrower, the Agent and the Lenders have agreed to effect this amendment upon the terms and conditions set forth herein.

                             STATEMENT OF AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AMENDMENT

       Section 6.1(b) of the Credit Agreement is hereby amended by replacing the date "December 31, 1999", set forth on the second line thereof, with the date "December 31, 1998".


                                 MISCELLANEOUS

       Effect of Amendment. All references to the Credit Agreement set forth in any other Loan Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or of any other Loan Document except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

       Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

       Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

       Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

       Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment shall become effective upon the execution and delivery of a counterpart hereof by the Borrower, the Agent and the Required Lenders.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

                              ECLIPSYS CORPORATION

                              By:   /s/ ROBERT J. VANARIA
                                 -----------------------------------------------
                                 Name:  Robert J. Vanaria
                                       -----------------------------------------
                                 Title: SVP - CFO
                                       -----------------------------------------


                              FIRST UNION NATIONAL BANK, as Agent
                              and Lender

                              By:   /s/ MARIJANE BOYLE
                                 -----------------------------------------------
                                 Name:  Marijane Boyle
                                       -----------------------------------------
                                 Title: SR. V.P.
                                       -----------------------------------------


                              BANKBOSTON, N.A., as Co-Agent and Lender

                              By:   /s/ WALTER J. MARULLO
                                 -----------------------------------------------
                                 Name:  Walter J. Marullo
                                       -----------------------------------------
                                 Title: Vice President
                                       -----------------------------------------

                                                                  Execution Copy

                      FOURTH AMENDMENT TO CREDIT AGREEMENT


         THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of the 24th day of October, 2000 (this "Amendment"), is made by and between ECLIPSYS CORPORATION, a Delaware corporation (the "Borrower"), FIRST UNION NATIONAL BANK ("First Union") and the other financial institutions party to that certain Credit Agreement described below (the "Lenders"), and FIRST UNION, as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

        A. The Borrower, the Lenders and the Agent are parties to a First Amended and Restated Credit Agreement, dated as of May 29, 1998 (as amended, modified or supplemented from time to time, the "Credit Agreement"), providing for the availability of a credit facility to the Borrower upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

        B. The Borrower has requested that the Credit Agreement be amended to extend the permitted time for delivery of the Borrower's annual consolidated operating budget to the Lenders, and has also requested that the Agent and the Required Lenders waive certain violations of the Credit Agreement. The Agent and the Lenders have agreed to effect such amendment and waivers upon the terms and conditions set forth herein, including without limitation the agreement by the Borrower to effect the amendments described in paragraphs C and D below.

        C. Pursuant to the Credit Agreement and the other Credit Documents, the Lenders have made Revolving Loans available to the Borrower in the principal amount of up to $50,000,000. The Borrower, the Agent and the Lenders have agreed to amend the Credit Agreement in order to decrease the Total Revolving Credit Commitments by $20,000,000, from $50,000,000 to $30,000,000, as more fully set forth herein.

        D. The Agent and the Lenders have also requested that the Credit Agreement be amended in certain other respects, namely (1) to clarify that the Borrower is prohibited from participating in joint ventures or partnerships, (2) to extend the Revolving Credit Maturity Date, (3) to change the Applicable Margin Percentage, (4) to change the Revolving Credit Commitment Fee, (5) to eliminate the swingline facility and (6) to provide for a minimum borrowing base for the Loans. The Borrower has agreed to effect each such amendment upon the terms and conditions set forth herein.

                             STATEMENT OF AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I


                                   AMENDMENTS

        1.1 Amendment to Section 6.2(b). Section 6.2(b) of the Credit Agreement shall be amended by deleting the words "30 days prior to the end of each fiscal year" and substituting therefor the words "December 31 of each fiscal year."

        1.2     Amendments to Section 8.6.


        (a) The introductory clause of Section 8.6(vi) of the Credit Agreement shall be amended by adding the phrase "provided that nothing in this
SECTION 8.6(vi) shall be deemed to permit Borrower to become a partner or joint venturer in any partnership or joint venture" after the parenthetical "("Permitted Acquisitions")."

        (b) Section 8.6(ix) of the Credit Agreement shall be amended by adding at the end thereof the phrase "provided further that nothing in this
SECTION 8.6(ix) shall be deemed to permit Borrower to become a partner or joint venturer in any partnership or joint venture; and".

        (c) Section 8.6(x) of the Credit Agreement shall be amended by adding the phrase "provided that nothing in this SECTION 8.6(x) shall be deemed to permit Borrower to become a partner or joint venturer in any partnership or joint venture" after the term "Amendment Effective Date" at the end thereof.

        1.3 Amendment of Amount of Total Revolving Credit Commitments. The Total Revolving Credit Commitment shall be reduced from $50,000,000 to $30,000,000. To effect such reduction, contemporaneously with the execution and delivery of this Amendment, First Union shall return to the Borrower the Revolving Credit Note dated October 24, 2000, in the aggregate principal amount of $50,000,000, delivered to First Union pursuant to the Assignment and Acceptance of even date therewith between Fleet National Bank and First Union (for the purposes of this Amendment only, the "Existing Revolving Credit Note"), and the Borrower shall immediately thereafter and in place thereof execute and deliver to First Union a decreased Revolving Credit Note in the form attached hereto as EXHIBIT A (for the purposes of this Amendment only, the "Decreased Revolving Credit Note") in the aggregate principal amount of $30,000,000. The Decreased Revolving Credit Note shall amend and restate, renew and decrease the Existing Revolving Credit Note. From and after the issuance of the Decreased Revolving Credit Note, all references in the Credit Agreement to a "Revolving Credit Note" shall mean and refer, with respect to First Union as a Lender, to the Decreased Revolving Credit Note.

        1.4 Amendment of Revolving Credit Maturity Date. The definition of "Revolving Credit Maturity Date" shall be amended by replacing "August 7, 2001" therein with the date "May 31, 2002."

        1.5 Amendment of Applicable Margin Percentage. Annex I to the Credit Agreement shall be deleted in its entirety and replaced by EXHIBIT B hereto.


        1.6 Amendment of Revolving Credit Commitment Fee. Section 2.9(b) of the Credit Agreement shall be amended by replacing "0.375%" therein with "(x) 0.375%, for each calendar quarter during which Annualized EBITDA for the preceding calendar quarter was greater than or equal to $15,000,000, and (y) 0.500%, for each calendar quarter during which Annualized EBITDA for the preceding calendar quarter was less than $15,000,000, in either case".

        1.7     Elimination of Swingline Facility.


        (a)     Each of Sections 2.1(c), 2.2(d), 2.2(e), 2.2(f), 2.2(g) and
2.4(d) shall be deleted in its entirety and shall be replaced with the following:

        "[Reserved.]"

        (b) All references in the Credit Documents to the Swingline Commitment, Swingline Lender, Swingline Loans, Swingline Maturity Date, Swingline Note and Unutilized Swingline Commitment shall be deleted in their entirety.

        (c) Section 2.2 (b) of the Credit Agreement shall be amended by replacing the phrase "one (1) Business Day prior to each such Borrowing to be comprised of ABR Loans" in the first sentence thereof with the phrase "11:00 a.m., Charlotte time, on the date of each such Borrowing to be comprised of ABR Loans".

        1.8     Addition of Borrowing Base Requirement.

        (a) Section 1.1 of the Credit Agreement shall be amended by adding the following definitions thereto in proper alphabetical order:

        "       "Account Debtor" shall mean any Person who is or who may become obligated to the Borrower under or on account of an Account or Account Receivable.

                "Accounts" shall mean the Accounts as defined in the Borrower Pledge and Security Agreement and the Subsidiary Pledge and Security Agreement.

                "Borrowing Base" shall mean, at any time, the amount, as determined with reference to the Borrowing Base Certificate most recently delivered by the Borrower to, and accepted by, the Agent, equal to seventy-five percent (75%) of the face amount of the Eligible Accounts.

                "Borrowing Base Certificate" shall mean a fully completed certificate in the form of EXHIBIT N.

                "Borrowing Base Period" shall mean any fiscal quarter during which Annualized EBITDA for the previous quarter was less than or equal to $25,000,000.

                "Eligible Account" means an Account owned by the Borrower or a Subsidiary Guarantor that the Agent in the exercise of its reasonable commercial discretion determines to be an Eligible Account; provided, however, that notwithstanding any other provision of this definition (including without limitation the general guidance provided by the clauses below) or this Agreement to the contrary, the decision as to whether any Account Debtor is creditworthy and the extent to which (if at all) an Account of such Account Debtor may be included among Eligible Accounts shall be made by the Agent and, when the Agent is so directed, the Required Lenders in the exercise of the Agent's and the Required Lenders' reasonable commercial judgment. Without limiting the discretion of the Agent to establish other criteria of eligibility, an Eligible Account shall be limited at all times to the unpaid portion (valued in Dollars) of the Net Amount of Eligible Accounts, net of limits and deductions provided for by the Agent in its reasonable commercial judgment. Without limitation of the foregoing or the discretion of the Agent to establish other criteria of eligibility, in order to be an Eligible Account, an Account must satisfy and continue to satisfy all of the following requirements:

                (i) The Account is a bona fide existing obligation of the named Account Debtor arising from the sale and delivery of materials, merchandise or products, the licensing of software or the rendering of services to such Account Debtor in the ordinary course of the Borrower or a Subsidiary Guarantor's business, is actually and absolutely earned and owing to the Borrower or Subsidiary Guarantor, as applicable, and is not contingent for any reason, and the Borrower or the applicable Subsidiary Guarantor has lawful and absolute title to such Account and the unqualified right to assign and grant a security interest therein to the Agent as Collateral;

                (ii) The subject materials, merchandise, software or products have been shipped or delivered on open account to the named Account Debtor on an absolute sale basis and not on consignment, on approval or on a sale or return, bill-and-hold or guaranteed sale basis or subject to any other repurchase or return agreement, and no part of the subject goods has been returned nor has notice been received by the Borrower or the applicable Subsidiary Guarantor that the goods will be returned;

                (iii) The Account is an "account" as defined in the Uniform Commercial Code as in effect in the relevant jurisdiction and, except as provided in CLAUSE (xiii) below, the perfection or enforceability of the Agent's lien and the Agent's right to obtain direct payment of the Account is not governed by any statute other than the Uniform Commercial Code; and the Account is not evidenced by chattel paper or a promissory note or instrument of any kind, unless such chattel paper, promissory note or instrument is duly endorsed to and is in the possession of the Agent;

                (iv) The Account Debtor is located in the United States or in a territory or possession of the United States;

                (v) The Account is denominated and payable only in Dollars and arises under a contract that has been duly authorized and that, together with such Account, is in full force and effect and constitutes a valid, legally enforceable obligation of the Account Debtor and is not subject to any reduction, cancellation, rebate or refund or any dispute, offset (including without limitation discounts or contra accounts), counterclaim or defense whatsoever and no claim on the part of such Account Debtor denying liability thereunder has been asserted and there is no basis known to the Borrower or the applicable Subsidiary Guarantor for any such assertion;

                (vi) The Borrower and its Affiliates are not indebted to the Account Debtor in any way, and the Account is not subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive setoff rights;

                (vii) The Agent's first priority Lien on such Account has been perfected under the applicable Uniform Commercial Code and a currently effective financing statement has been filed in favor of the Agent against the Borrower or applicable Subsidiary Guarantor covering such Account and is on file in all appropriate filing locations; and, except for Permitted Liens under SECTIONS 8.4(i) and 8.4(v), the Account is not subject to any Lien whatsoever;

                (viii) The Account (A) has been invoiced by the Borrower or the applicable Subsidiary Guarantor within ninety days of the delivery of the subject materials, merchandise, products or software or the rendering of services, (B) is required to be paid in full within forty-five (45) days or less after its invoice date, and (C) has not remained unpaid for a period of more than sixty (60) days from its due date;

                (ix) To the best knowledge of the Borrower and its Affiliates, the Account Debtor is Solvent and not the subject of any bankruptcy or insolvency proceeding of any kind, and the creditworthiness of the Account Debtor is, in all other respects, acceptable to the Agent, in its reasonable discretion, at the time in question;

                (x) The Account does not arise out of a transaction with an employee, officer, agent, director, stockholder or other Affiliate of the Borrower or any of its Subsidiaries;

                (xi) The Account is not due from an Account Debtor whose total Indebtedness to the Borrower and its Subsidiary Guarantors on Accounts exceeds twenty percent (20%) of the aggregate amount of all the Eligible Accounts;

        provided, however, that only Accounts due from such Account Debtor in excess of twenty percent (20%) of the aggregate amount of all the Eligible Accounts shall be ineligible pursuant to this CLAUSE (xi);

                (xii) The Account is not due from an Account Debtor (x) whose Indebtedness to the Borrower and its Subsidiary Guarantors on Accounts which are unpaid sixty (60) days or more after the due date of the respective invoices or which are otherwise classified as ineligible under the other criteria set forth herein or otherwise established by the Agent exceeds fifty percent (50%) of such Account Debtor's total Indebtedness to the Borrower and its Subsidiary Guarantors or (y) whose Accounts owing to the Borrower and its Subsidiary Guarantors in the aggregate exceed the credit limit determined for such Account Debtor by the Agent in its reasonable commercial judgment, but Accounts due from such Account Debtor shall be ineligible pursuant to this CLAUSE (xii) only to the extent such Accounts exceed such limit;

                (xiii) The Account Debtor of the Account is not a government or a governmental subdivision, department, agency, subdivision or instrumentality; provided, however, that Accounts due from the Veterans Administration shall not be ineligible pursuant to this CLAUSE (xiii);

                (xiv) The Account, together with the contract related thereto, conforms in all material respects with any laws, rules or regulations applicable thereto (including without limitation laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such Account; and there are no material regulatory, administrative or judicial obstacles to the Agent's or the Lenders' direct enforcement of the Account against the Account Debtor or to the Agent's or the Lenders' intervention in any enforcement action that might be brought by the Borrower or the applicable Subsidiary Guarantor with respect thereto;

                (xv) Each of the warranties and representations set forth in the Security Documents with respect to such Account are true and correct in all material respects;

                (xvi) The Account Debtor is not located in any state which requires that the Borrower or the applicable Subsidiary Guarantor, in order to sue any Person in such state's courts, either (x) qualify to do business in such state or (y) file a report with the taxation department of such state, or, if the Account Debtor is located in any such state, the Borrower or the Subsidiary Guarantor, as applicable, has either qualified as a foreign corporation authorized to transact business in such state or has filed appropriate reports with the taxation division for the then current year; and

                (xvii) The Agent does not otherwise believe, in the exercise of its reasonable commercial judgment, that there is an impairment of the prospect of collection of such Account or likelihood that the Account may not be paid by reason of the Account Debtor's financial inability to pay.

                (xviii) A Lien on the Account has not been granted to IBM Credit Corporation or an affiliate thereof ("IBM"), or such a Lien has been granted but the Agent has received evidence, satisfactory to the Agent in its sole discretion, that such Lien has been released.

         If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

                "Net Amount of Eligible Accounts" shall mean, at any time, the gross amount of Eligible Accounts less returns, discounts, claims, credits accrued rebates and other allowances, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

                "Subsidiary Guarantor" shall mean a Subsidiary of the Borrower that is party to the Subsidiary Guaranty."

        (b) The first sentence of Section 2.1(b) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

        "       (b)   Each Lender severally agrees, subject to and on the terms
        and conditions of this Agreement, to make loans (each, a "Revolving Loan" and collectively, the "Revolving Loans") to the Borrower, from time to time on any Business Day during the period from the date hereof to the Revolving Credit Termination Date in an amount not greater than the excess, if any, of its Revolving Credit Commitment at such time over its outstanding Revolving Loans and Letter of Credit Exposure at such time, provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto, the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time and (y) the aggregate Letter of Credit Exposure of all Lenders at such time (excluding the Reimbursement Obligations that are repaid with the proceeds of Revolving Loans made pursuant to such Borrowing) would exceed (A) during a Borrowing Base Period, the lesser of (1) the Total Revolving Credit Commitments at such time and (2) the Borrowing Base at such time, and (B) at any other time, the Total Revolving Credit Commitments at such time."

        (c) Section 2.6(b) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

        "       (b) In the event that at any time the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time and (y) the aggregate Letter of Credit Exposure of all Lenders at such time (excluding the Reimbursement Obligations that are prepaid with the proceeds of Revolving Loans made on the date of determination) shall exceed (A) during a Borrowing Base Period, the lesser of (1) the Total Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof) and (2) the Borrowing Base at such time, and (B) at any other time, the Total Revolving Credit Commitments at such time, the Borrower will immediately prepay the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid in excess of such aggregate principal amount of Revolving Loans shall be retained by the Agent and held in the Cash Collateral Account as cover for the Letter of Credit Exposure of the Lenders, as more particularly described in SECTION 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount."

        (d) Section 3.1(a) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

        "       (a)   No Letter of Credit shall be issued the Stated Amount upon issuance of which (i) when added to the aggregate Letter of Credit Exposure of the Lenders at such time, would exceed $5,000,000 or, (ii) when added to the sum of (x) the aggregate Letter of Credit Exposure of all Lenders at such time and (y) the aggregate principal amount of all Revolving Loans then outstanding, would exceed (A) during a Borrowing Base Period, the lesser of (1) the Total Revolving Credit Commitments at such time and (2) the Borrowing Base at such time, and (B) at any other time, the Total Revolving Credit Commitments at such time;"

        (e) The eighth sentence of Section 3.8 of the Credit Agreement shall be deleted in its entirety and shall be replaced with the following:

        "If the Borrower is required to provide cash collateral pursuant to
        SECTION 2.6(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (i) the sum of (x) the aggregate principal amount of all Revolving Loans outstanding at such time and (y) the aggregate Letter of Credit Exposure of all Lenders at such time would not exceed
        (A) during a Borrowing Base Period, the lesser of (1) the Total Revolving Credit Commitments at such time and (2) the Borrowing Base at such time, and (B) at any other time, the Total Revolving Credit Commitments at such time, and (ii) no Default or Event of Default shall have occurred and be continuing at such time."

        (f) Section 6.2 of the Credit Agreement shall be amended by renumbering paragraph (i) of such Section 6.2 as paragraph (j) and by adding the following paragraph thereto as paragraph (i):

        "       (i)   Within twenty (20) days after the last day of each month
        during a Borrowing Base Period, (A) a Borrowing Base Certificate and (B) an accounts receivable aging schedule (it being understood that the Borrower shall only be required to provide one aging schedule for any particular month pursuant to this Section 6.2(f) and Section 6.2(a)) as of the last day of such month, each certified by a Financial Officer of the Borrower to be correct; and

        (g) The Credit Agreement shall be amended by adding thereto the form of Exhibit N attached hereto as EXHIBIT C.

                                   ARTICLE II


                                     WAIVERS

        2.1 Quarterly Financial Statements. The quarterly financial statements heretofore delivered to the Lenders by the Borrower pursuant to
Section 6.1(a) of the Credit Agreement did not set forth comparative budgeted figures for the quarters for which they were delivered and comparative figures as of the end of and for the corresponding quarters in the preceding fiscal years. The Lenders hereby waive any Default or Event of Default heretofore arising from noncompliance by the Borrower with Section 6.1(a) of the Credit Agreement. Beginning with the financial statements for the fiscal quarter ended September 30, 2000, the Borrower shall comply in all respects with the requirements of Section 6.1(a).

        2.2 Annual Financial Statements. The annual financial statements heretofore delivered to the Lenders by the Borrower pursuant to Section 6.1(b) of the Credit Agreement did not set forth comparable budgeted figures for the fiscal year then ended and comparative figures for the preceding fiscal year. The Lenders hereby waive any Default or Event of Default heretofore arising from noncompliance by the Borrower with Section 6.1(b) of the Credit Agreement. Beginning with the financial statements for the fiscal year ending December 31, 2000, Borrower shall comply in all respects with the requirements of Section 6.1(b).

        2.3 Accounts Receivable Aging. The Borrower has heretofore failed to provide to the Lenders on a timely basis the accounts receivable aging schedule required by Section 6.2(a)(ii) of the Credit Agreement. The Lenders hereby waive any Default or Event of Default heretofore arising from noncompliance by the Borrower with Section 6.2(a)(ii) of the Credit Agreement. The Borrower shall deliver an accounts receivable aging schedule to each Lender (i) concurrently with the delivery of all required financial statements, beginning with those for the fiscal quarter ended September 30, 2000, and (ii) when applicable, concurrently with the delivery of the Borrowing Base Certificate required pursuant to Section 6.2(i) of the Credit Agreement, as amended hereby.

        2.4 Annual Consolidated Operating Budget. The Borrower has heretofore failed to deliver its annual consolidated operating budget to the Lenders as required by, and within the time frame set forth in, Section 6.2(b) of the Credit Agreement. The Lenders hereby waive any Default or Event of Default heretofore arising from noncompliance by the Borrower with Section 6.2(b) of the Credit Agreement (as such Section was in effect immediately prior to giving effect to the amendments thereto set forth in Section 1.1 hereof). The Borrower shall henceforth deliver such budget to the Lenders pursuant to the terms of Section 6.2(b), as amended hereby, beginning with the budget due to be delivered not later than December 31, 2000.

        2.5 Acquisition Documents. The Borrower has heretofore failed to deliver to the Lenders copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers associated with certain Acquisitions and Investments as required by Sections 6.2(g), 6.8 and 8.6(vi) of the Credit Agreement. The Lenders hereby waive these failures with respect to all documents required to be delivered except those listed on EXHIBIT D hereto as Required Documents. The Borrower shall henceforth comply with the requirements of Sections 6.2(g), 6.8 and 8.6(vi) in connection with all Investments, including without limitation Permitted Acquisitions.

        2.6 Sale of Med Data. On July 1, 1999, the Borrower sold the assets of Med Data Systems, Inc. for $5,000,000 (the "Med Data Sale"), in violation of
Section 8.5 of the Credit Agreement. The Lenders hereby waive any Default or Event of Default arising from noncompliance by the Borrower with Section 8.5 of the Credit Agreement in connection with the Med Data Sale.

        2.7 Investment in Shared Medical. In March 2000, the Borrower invested $5,000,000 in Shared Medical Systems Corporation (the "Shared Medical Investment"), in violation of Section 8.6 of the Credit Agreement. The Lenders hereby waive any Default or Event of Default arising from noncompliance by the Borrower with Section 8.6 of the Credit Agreement in connection with the Shared Medical Investment.

        2.8 Agreement for Merger with HEALTHvision and Neoforma. On March 31, 2000, the Borrower entered into an agreement to merge with HEALTHvision, Inc. and Neoforma.com, Inc. (the "Healthvision/Neoforma Agreement"). Under this Healthvision/Neoforma Agreement, the total consideration of the merger would have exceeded $35,000,0000. Accordingly, execution of the Healthvision/Neoforma Agreement by the Borrower constituted a violation of Sections 8.1(i) and 8.6 of the Credit Agreement, even though the merger transaction was never consummated. The Lenders hereby waive any Default or Event of Default arising from noncompliance by the Borrower with Sections 8.1(i) and 8.6 of the Credit Agreement in connection with the Healthvision/Neoforma Agreement.

        2.9 Indebtedness to IBM. The Borrower recently purchased certain pieces of computer equipment from IBM. In connection with this equipment purchase, the Borrower (i) incurred Indebtedness to IBM in an aggregate principal amount not exceeding $3,200,000, in violation of Section 8.2 of the Credit Agreement and (2) may have granted to IBM purchase money Liens on the purchased equipment, in violation of Section 8.4 of the Credit Agreement. The Lenders hereby waive any Default or Event of Default arising from noncompliance by the Borrower with Section 8.2 and, if applicable, Section 8.4 of the Credit Agreement in connection with such Indebtedness and purchase money Liens, provided that the aggregate principal amount of such Indebtedness shall not at any time exceed $3,200,000.

        2.10 Unenumerated Defaults. The Lenders hereby waive any other Default or Event of Default by the Borrower occurring prior to the date hereof that falls into any of the categories of Waived Defaults listed on EXHIBIT E hereto.

        2.11 Violation of Financial Covenants. The Borrower has given notice to the Agent that (i) it is in violation of the financial covenant set forth in
Section 7.1 of the Credit Agreement as of September 30, 2000, and (ii) it is in violation of the financial covenant set forth in Section 7.2 of the Credit Agreement as of September 30, 2000. The Lenders hereby waive any Default or Event of Default now existing or hereafter arising in connection with the violation by the Borrower of Sections 7.1 and 7.2 of the Credit Agreement as of September 30, 2000 and for the fiscal quarter then ending.

        2.12 Sale of Assets of Eclipsys Limited. The Borrower has given notice to the Agent that Eclipsys Solutions Corporation is considering selling the assets of Eclipsys Limited on or before December 31, 2000, for consideration of approximately $15,000,000. This disposition would violate Section 8.5 of the Credit Agreement. The Lenders hereby waive any Default or Event of Default under
Section 8.5 of the Credit Agreement that now exists or arises on or before December 31, 2000 in connection with a sale of assets of Eclipsys Limited, provided that all rights of Eclipsys Solutions Corporation under any contract governing or evidencing such sale and all promissory notes or other instruments of indebtedness issued by the purchaser in favor of Eclipsys Solutions Corporation are assigned to the Agent for the benefit of the Lenders pursuant to the Subsidiary Pledge and Security Agreement.

        2.13 Waivers Limited. The waivers set forth in this Article II are based on the representations and warranties of the Borrower contained in Article III below, are limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or a waiver of any Default or Event of Default except as expressly set forth herein.

                                  ARTICLE III


                         REPRESENTATIONS AND WARRANTIES

        The Borrower hereby represent and warrant to the Agent and the Lenders as follows:

        3.1 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Borrower contained in the Credit Agreement and in the other Credit Documents is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty was true and correct as of such date).

        3.2 No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

                                   ARTICLE IV


                                  MISCELLANEOUS

        4.1 Effect of Amendment. From and after the effective date of the amendments to the Credit Agreement set forth herein, all references to the Credit Agreement set forth in any other Credit Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

        4.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

        4.3     Amendment Fee and Expenses.


        (a) As a condition to the effectiveness of this Amendment and in consideration of the amendments effected hereby, the Borrower shall have paid to the Agent, for the account of each Lender, a fee for such Lender equal to 1.00% of such Lender's Revolving Credit Commitment.

        (b) The Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, reasonable fees and expenses of counsel to the Agent up to $10,000) in connection with the preparation, negotiation, execution and delivery of this Amendment (including the preparation of drafts hereof in June and July 2000) and any other Credit Documents delivered in connection herewith.

        4.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

        4.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

        4.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

        4.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        4.8 Effectiveness. This Amendment shall become effective upon the last to occur of (i) execution and delivery of a counterpart hereof by the Borrower, the Agent and the Lenders, (ii) delivery to the Agent of a Borrowing Base Certificate based on Eligible Accounts as of September 30, 2000, and (iii) payment by wire transfer of the fees and expenses of the Agent and the Lenders required pursuant to Section 4.3 hereof (including without limitation the fees and expenses of counsel to the Agent, as set forth in Section 4.3(b)).

        4.9 Valid Amendment. The parties acknowledge that the amendments to the Credit Agreement effected by this Amendment comply in all material respects with Section 11.6 of the Credit Agreement, which sets forth the requirements for amendment thereto.

            [the remainder of this page is left blank intentionally]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


                                             ECLIPSYS CORPORATION


                                             By:    /s/ GREG WILSON
                                                    ---------------------
                                             Title:        CFO
                                                    ---------------------

                                             FIRST UNION NATIONAL BANK, as Agent
                                             and as a Lender


                                             By:    /s/ JOYCE BARRY
                                                    ---------------------
                                             Title: Senior Vice President
                                                    ---------------------

                                    EXHIBIT A

                                       TO
                      FOURTH AMENDMENT OF CREDIT AGREEMENT

                        FORM OF DECREASED REVOLVING NOTE


                               Borrower's Taxpayer Identification No. 65-0632092


                              REVOLVING CREDIT NOTE


$30,000,000                                                     October __, 2000
                                                       Charlotte, North Carolina

        FOR VALUE RECEIVED, ECLIPSYS CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of

        FIRST UNION NATIONAL BANK (the "Lender"), at the offices of First Union National Bank (the "Agent") located at One First Union Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the First Amended and Restated Credit Agreement, dated as of May 29, 1998 (as amended, modified or supplemented from time to time, the "Amended and Restated Credit Agreement"), among the Borrower, the Lenders from time to time parties thereto, and First Union National Bank, as Agent, the principal sum of

        THIRTY MILLION DOLLARS ($30,000,000), or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this "Revolving Credit Note") and the Amended and Restated Credit Agreement. The defined terms in the Amended and Restated Credit Agreement are used herein with the same meaning. The Borrower also unconditionally promises to pay interest on the aggregate unpaid principal amount of this Revolving Credit Note at the rates applicable thereto from time to time as provided in the Amended and Restated Credit Agreement.

        This Revolving Credit Note is one of a series of Revolving Credit Notes referred to in the Amended and Restated Credit Agreement and is issued to evidence the Revolving Loans made by the Lender from time to time pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Revolving Credit Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Revolving Credit Note is entitled to the benefits of and remedies provided in the Amended and Restated Credit Agreement and the other Credit Documents. Reference is made to the Amended and Restated Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Credit Note.

        In the event of an acceleration of the maturity of this Revolving Credit Note, this Revolving Credit Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

        In the event this Revolving Credit Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees.

        This Revolving Credit Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Lender shall not be limited to bringing an action in such courts.

        IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed by its duly authorized corporate officer as of the day and year first above written.


                                   ECLIPSYS CORPORATION


                                   By:
                                            ------------------------------------
                                            Greg Wilson, Chief Financial Officer

                                    EXHIBIT B

                                       TO
                      FOURTH AMENDMENT OF CREDIT AGREEMENT

                                     ANNEX I
                                       TO
                                CREDIT AGREEMENT





APPLICABLE MARGIN PERCENTAGES:

ABR Loans:                 1.00%

LIBOR Loans:               2.25%

                                    EXHIBIT C

                                       TO
                      FOURTH AMENDMENT OF CREDIT AGREEMENT

                                    EXHIBIT N

                                     FORM OF
                           BORROWING BASE CERTIFICATE

                          BORROWING BASE CERTIFICATE
                             ECLIPSYS CORPORATION


ACCOUNTS RECEIVABLE:
-------------------
[ 1 ]  ACCOUNTS RECEIVABLE - Balance as of date of                            [___________]
       determination

[ 2 ]  LESS INELIGIBLES (based on aging dated_____________,
       200 )
       (i)      Contingent sales/imperfect title                  [___________]
       (ii)     Consignment sales, bill-and-hold, etc.            [___________]
       (iii)    Evidenced by chattel paper or promissory note     [___________]
       (iv)     Foreign accounts                                  [___________]
       (v)      Non-US dollars accounts/disputes/counterclaims    [___________]
       (vi)     Indebted to obligor/subject to offset             [___________]
       (vii)    Non-first priority accounts/Liens                 [___________]
       (viii)   Stale invoices/receivables > 60 days past due     [___________]
       (ix)     Insolvent obligors                                [___________]
       (x)      Accounts with affiliates                          [___________]
       (xi)     Customers > 20% of total A/R                      [___________]
       (xii)    50% unpaid > 60 days                              [___________]
       (xiii)   Government account (except VA)                    [___________]
       (xiv)    Not conforming with law                           [___________]
       (xv)     Representations in Security Documents untrue      [___________]
       (xvi)    Enforcement legally restricted                    [___________]
       (xvii)   Subject to IBM Lien                               [_______________________]
       (xviii)  Other                                             [___________]
                             [Total Deductions]                    _______________________]

[ 3 ]  ELIGIBLE ACCOUNTS RECEIVABLE                                           [___________]
       COLLATERAL (Line 1 minus Line 2)
                Multiply times advance rate of 75%

[ 4 ]  BORROWING BASE (Line 3 times 75%)                                      [___________]

[ 5 ]  Loan Balance - As of last prior date of determination      [___________]
         Advances (+)                                             [___________]
         Collections (-)                                          [___________]
         Other Debits (-)/Credits (+)                             [___________]

[ 6 ]  Loan Balance - As of date of determination                             [___________]

  AVAILABILITY:
  ------------
[ 7 ]  Borrowing Base (from Line 4 above)                         [___________]
[ 8 ]  Less: Revolving Loans outstanding (from Line 6 above)      [___________]

[ 9 ]  Less: Standby L/Cs outstanding                  [___________]

[ 10]  NET EXCESS AVAILABILITY (Line 7 minus Lines 8+9)            [___________]


  The undersigned Borrower certifies that (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the First Amended and Restated Credit Agreement, dated as of May 29, 1998, by and among the Borrower, certain financial institutions from time to time party thereto and First Union National Bank, as Agent (as amended, modified or supplemented from time to time, the "Credit Agreement"); and (b) no Default or Event of Default exists under the Credit Agreement.


                                               ECLIPSYS CORPORATION



                                               -------------------------------
                                               By:
                                               Title:

                                  EXHIBIT D

                                      TO
                     FOURTH AMENDMENT OF CREDIT AGREEMENT



The following are Required Documents with respect to each Acquisition or Investment heretofore undertaken by the Borrower pursuant to the terms of
Section 8.6(vi) or Section 8.6(viii), respectively, during the term of the Credit Agreement:

1.       Joinder to Subsidiary Guaranty;

2.       Joinder to Subsidiary Pledge and Security Agreement;

3.       Amendment to Borrower Pledge and Security Agreement;

4. UCC-1 financing statements for each new Subsidiary in each location where such Subsidiary has UCC assets with a fair market value greater than $500,000, provided that such UCC-1 financing statements shall be Required Documents without regard to the dollar value of such assets once the Borrower shall have declined pursuant to this provision to provide UCC-1 financing statements with respects to assets with an aggregate fair market value exceeding $1,500,000;

5.       Stock certificate and stock power for each new Subsidiary;

; provided, however, that (i) with respect to the acquisition by the Borrower of Intelus Corporation, the documents described in items 1 through 5 above shall not be deemed to be Required Documents to the extent such documents are delivered to the Agent on or before November 8, 2000 and (ii) with respect to the acquisition by the Borrower of each of MSI Solutions, Inc., Hvision, Inc., Transition Systems, Inc. and PowerCenter Systems, Inc., the documents described in item 4 above shall not be deemed to be Required Documents to the extent such documents are delivered to the Agent on or before November 23, 2000.

                                  EXHIBIT E

                                      TO
                     FOURTH AMENDMENT OF CREDIT AGREEMENT



The occurrence or existence of any of the following prior to the date of this Agreement shall be deemed to be a Waived Default:

1. The failure by the Borrower to deliver the financial statements required by Sections 6.1(a) and (b) of the Credit Agreement;

2. The failure by the Borrower to deliver or provide the information required by Sections 6.2(a) and (d) of the Credit Agreement;

3. The failure by the Borrower at any time on or before December 31, 1999 to comply with the provisions of Section 8.5(v) of the Credit Agreement; and

4. The failure by the Borrower at any time on or before September 30, 2000 to comply with any other reporting or information provision, which failure did not adversely affect the Borrower's ability to perform its obligations under the Credit Agreement.

                                                                  Execution Copy

                            ASSIGNMENT AND ACCEPTANCE


        THIS ASSIGNMENT AND ACCEPTANCE (this "Assignment and Acceptance") is made this 24th day of October, 2000, by and between Fleet National Bank, formerly known as BankBoston, N.A. (the "Assignor") and First Union National Bank (the "Assignee"). Reference is made to the First Amended and Restated Credit Agreement, dated as of May 29, 1998 (as amended, modified or supplemented from time to time, the "Amended and Restated Credit Agreement"), among ECLIPSYS CORPORATION (the "Borrower"), certain banks and other financial institutions from time to time parties thereto (the "Lenders"), First Union National Bank, as Agent for the Lenders, and BankBoston, N.A., as Co-Agent. Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Amended and Restated Credit Agreement.

        The Assignor and the Assignee hereby agree as follows:

        1. Assignment and Assumption. Subject to the terms and conditions hereof, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and, except as expressly provided herein, without representation or warranty by the Assignor, the interest or interests as of the Effective Date (as hereinafter defined) in and to all of the Assignor's rights and obligations under the Amended and Restated Credit Agreement and the other Credit Documents (in its capacity as a Lender and as Co-Agent thereunder) represented by the percentage interest or interests specified under the heading "Assigned Share" in Item 4 of Annex I (each such assigned interest, an "Assigned Share"), including, without limitation, the Assigned Share of all rights and obligations of the Assignor with respect to its Revolving Credit Commitment, Letter of Credit Exposure, Revolving Credit Note and any Revolving Loans.

        2. The Assignor. The Assignor (i) represents and warrants that it is the legal and beneficial owner of each interest being assigned by it hereunder, that each such interest is free and clear of any adverse claim, and that as of the date hereof the amount of its Revolving Credit Commitment and outstanding Revolving Loans with regard to which an interest is being assigned hereunder (and Letter of Credit Exposure, if applicable) is as set forth in Item 4 of Annex I, (ii) except as set forth in clause (i) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Amended and Restated Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Amended and Restated Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under the Amended and Restated Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto.

        3. The Assignee. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, (ii) confirms that it has received a copy of the Amended and Restated Credit Agreement, together with copies of the financial statements most recently delivered under SECTION 6.1 of the Amended and Restated Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance,
(iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended and Restated Credit Agreement,
(iv) confirms that it is an Eligible Assignee, (v) appoints and authorizes the Agent to take such actions as agent on its behalf under the Amended and Restated Credit Agreement and the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Agent by the terms thereof, together with such other powers and duties as are reasonably incidental thereto, and (vi) agrees that it will perform in accordance with their respective terms all of the obligations that by the terms of the Amended and Restated Credit Agreement are required to be performed by it as a Lender.

        4. Effective Date. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, an executed original hereof, together with all attachments hereto, shall be delivered to each of the Agent and the Borrower (and also to the Agent, the processing fee referred to in SECTION 11.7(a) of the Amended and Restated Credit Agreement). The effective date of this Assignment and Acceptance (the "Effective Date") shall be the earlier of (i) the date of acceptance hereof by the Agent and the Borrower or
(ii) the date, if any, designated as the Effective Date in Item 5 of Annex I (which date shall be not less than five (5) Business Days after the date of execution hereof by the Assignor and the Assignee). As of the Effective Date,
(y) the Assignee shall be a party to the Amended and Restated Credit Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents, and (z) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights under the provisions of the Amended and Restated Credit Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Effective Date) and be released from its obligations under the Amended and Restated Credit Agreement and the other Credit Documents.

        5. Payments; Settlement. On or prior to the Effective Date, in consideration of the sale and assignment provided for herein and as a condition to the effectiveness of this Assignment and Acceptance, the Assignee will pay to the Assignor an amount (to be confirmed between the Assignor and the Assignee) that represents the Assigned Share of the principal amount of the Revolving Loans, if any, made by the Assignor and outstanding on the Effective Date (together, if and to the extent the Assignor and the Assignee so elect, with the Assigned Share of any related accrued but unpaid interest, fees and other amounts). From and after the Effective Date, the Agent will make all payments required to be made by it under the Amended and Restated Credit Agreement in respect of each interest assigned hereunder (including, without limitation, all payments of principal, interest and fees in respect of the Assigned Share of the Assignor's Revolving Credit Commitment and any Revolving Loans assigned hereunder) directly to the Assignee. The Assignor and the Assignee shall be responsible for making between themselves all appropriate adjustments in payments due under the Amended and Restated Credit Agreement in respect of the period prior to the Effective Date. All payments required to be made hereunder or in connection herewith shall be made in Dollars by wire transfer of immediately available funds to the appropriate party at its address for payments designated in Annex I.

        6. Governing Law. This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina (without regard to the conflicts of laws principles thereof).

        7. Entire Agreement. This Assignment and Acceptance, together with the Amended and Restated Credit Agreement and the other Credit Documents, embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

        8. Successors and Assigns. This Assignment and Acceptance shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        9. Counterparts. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Assignment and Acceptance to be executed by their duly authorized officers as of the date first above written.


                                            ASSIGNOR:


                                            FLEET NATIONAL BANK,
                                              FORMERLY KNOWN AS BANKBOSTON, N.A.


                                            By: /s/ LORI H. JOU
                                               -------------------------------

                                            Title:      Vice President
                                                  ----------------------------


                                            ASSIGNEE:


                                            FIRST UNION NATIONAL BANK


                                            By: /s/ JOYCE BARRY
                                               -------------------------------


                                            Title:   Senior Vice President
                                                  ----------------------------


Accepted this 24th day of
October, 2000


FIRST UNION NATIONAL BANK, AS AGENT
  AND AS ISSUING LENDER


By: /s/ JOYCE BARRY
   --------------------------------


Title:    Senior Vice President
      -----------------------------


Consented and agreed to:


ECLIPSYS CORPORATION


By:  /s/ GREG WILSON
   --------------------------------


Title:            CFO
      -----------------------------

                                    ANNEX I


1.      Borrower:       Eclipsys Corporation

2.      Name and Date of Amended and Restated Credit Agreement:

        First Amended and Restated Credit Agreement, dated as of May 29, 1998, among Eclipsys Corporation, certain Lenders from time to time parties thereto, First Union National Bank, as Agent, and BankBoston, N.A., as Co-Agent.

3.      Date of Assignment and Acceptance: October 24, 2000.

4.      Amounts:

                                                                                                 Aggregate
                                                                                 Amount of       for Assignor
                                                Aggregate         Assigned       Assigned        (after
                                                for Assignor      Share          Share           assignment)
                                                ------------      -----          -----           -----------
(a) Revolving Credit Commitment                 $20,000,000       100%           $20,000,000     $0

(b) Revolving Loans                             $0                100%           $0              $0

(c) Letter of Credit Exposure                   $30,000           100%           $30,000         $0

5.      Effective Date: October 24, 2000.

6.      Addresses for Notices:



        Assignor:               Fleet National Bank
                                100 Federal Street, Mail Code MA DE l0008E
                                Boston, Massachusetts 02110
                                Attention: Lori H. Jou
                                Telephone: (617) 434-3898
                                Telecopy: (617) 434-2472
                                Reference: Eclipsys Corporation

        Assignee:               First Union National Bank
                                One First Union Center, 5th Floor
                                301 South College Street
                                Charlotte, North Carolina 28288-0760
                                Attention: Joyce Barry
                                Telephone: (704) 374-4151
                                Telecopy: (704) 374-4793

        7.     Lending Office of Assignee:
               First Union National Bank
               One First Union Center, 5th Floor
               301 South College Street
               Charlotte, North Carolina 28288-1183
               Attention: Tonya Rhyne
               Telephone: (704)
                                ------------
               Telecopy:  (704)
                                ------------